Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

SELLERS (as defined herein),

THE COMPANY (as defined herein)

and

BUYER (as defined herein)

Dated as of August 11, 2010

Page

ARTICLE I	CERTAIN DEFINITIONS	1
1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE OF THE SHARES	9
2.1	Sale of Equity Interests	9
2.2	Closing Transactions.	10
2.3	Net Working Capital Adjustment.	11
2.4	Earnout Payment.	13
2.5	Accounts Receivable True-Up.	14
2.6	Deposit Escrow Agreement	16

ARTICLE III	CONDITIONS TO CLOSING	17
3.1	Conditions to Buyer’s Obligations	17
3.2	Conditions to Sellers’ Obligations	20

ARTICLE IV	COVENANTS PRIOR TO CLOSING	21
4.1	General	21
4.2	Maintenance of Business	21
4.3	Third-Party Notices and Consents	22
4.4	Governmental Notices and Consents	22
4.5	Operation of Business	22
4.6	Full Access	23
4.7	Notice of Material Developments	24
4.8	No Solicitation of Transactions.	24
4.9	Tax Matters.	26
4.10	Preparation of Proxy Statement; Stockholders’ Meeting.	27
4.11	Notification of Certain Events	28
4.12	Employee Leasing Agreement	28

ARTICLE V	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	28
5.1	Capacity, Organization, Company Power and Licenses	28
5.2	Equity Securities and Related Matters; Title to Equity Interests	29
5.3	Authorization; Noncontravention	29
5.4	Subsidiaries	30
5.5	Financial Statements	30
5.6	Accounts Receivable and Payable	30
5.7	Absence of Undisclosed Liabilities	31
5.8	No Material Adverse Effect	31
5.9	Absence of Certain Developments	31
5.10	Assets	31
5.11	Real Property.	32
5.12	Contracts and Commitments.	33

i

(continued)
Page

5.13	Intellectual Property Rights.	34
5.14	Litigation	37
5.15	Compliance with Laws	37
5.16	Employees.	38
5.17	Employee Benefit Plans	39
5.18	Insurance	39
5.19	Tax Matters.	40
5.20	Brokerage and Transaction Bonuses	42
5.21	Bank Accounts	42
5.22	Names and Locations	42
5.23	Affiliated Transactions	43
5.24	Customers and Suppliers	43
5.25	Indebtedness	43
5.26	Environmental Matters	44
5.27	No Additional Representations	44
5.28	Closing Date	45
5.29	Proxy Statement	45
5.30	No Rights Agreement; Takeover Statutes	45
5.31	SEC Filings	45
5.32	Prepayments and Deposits	46
5.33	Inventories	46
5.34	Warranties	46
5.35	Powers of Attorney	46

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	46
6.1	Capacity, Organization and Company Power	46
6.2	Authorization; Noncontravention	47
6.3	Litigation	47
6.4	Brokerage and Transaction Bonuses	47
6.5	Sufficient Funds	47
6.6	Investigation by Buyer	48
6.7	Closing Date	48

ARTICLE VII	TERMINATION	48
7.1	Termination	48
7.2	Effect of Termination	52
7.3	Waiver	52

ARTICLE VIII	ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING	52
8.1	Survival of Representations and Warranties	52
8.2	Indemnification.	53
8.3	Mutual Assistance	55

(continued)
Page

8.4	Non-Competition; Non-Solicitation.	55
8.5	Press Release and Announcements	57
8.6	Expenses; Fees.	57
8.7	Access to Records.	59
8.8	Jurisdiction; Venue	59
8.9	Further Assurances	60
8.10	Confidentiality	60
8.11	Tax Matters.	60
8.12	Use of Names	63

ARTICLE IX	MISCELLANEOUS	63
9.1	Amendment and Waiver	63
9.2	Notices	64
9.3	Successors and Assigns	65
9.4	Severability	65
9.5	Interpretation	65
9.6	No Third-Party Beneficiaries	66
9.7	Complete Agreement	66
9.8	Counterparts	66
9.9	Delivery by Facsimile or Electronic Means	66
9.10	Governing Law; Waiver of Jury Trial.	66
9.11	Schedules	67

EXHIBIT AND SCHEDULES

Exhibits:

Exhibit A	-	Escrow Agreement
Exhibit B	-	Deposit Escrow Agreement
Exhibit C	-	Transition Services Agreement
Exhibit D	-	Opinion of Sellers’ Counsel
Exhibit E	-	2010 Unaudited Financial Statements
Exhibit F	-	Financial Statements

Schedules:

Indebtedness Schedule
Termination Schedule
Permitted Liens Schedule
Organization Schedule
Officers, Managers and Directors Schedule
Capitalization Schedule
Restrictions Schedule
Accounts Receivable and Payable Schedule
Liabilities Schedule
Developments Schedule
Assets Schedule
Leased Real Property Schedule
Contracts Schedule
Intellectual Property Schedule
Litigation Schedule
Compliance Schedule
Permits Schedule
Employees Schedule
Insurance Schedule
Taxes Schedule
Brokerage and Transaction Bonuses Schedule
Bank Account Schedule
Names and Locations Schedule
Affiliated Transactions Schedule
Customers and Suppliers Schedule
No Solicitation Schedule
Buyer Organization Schedule
Buyer Restrictions Schedule
Buyer Brokerage and Transaction Bonuses Schedule
Required Approvals Schedule
Key Employee Schedule
Exclusions From GAAP Schedule
Aging Schedule
Employment Payment Schedule

Employee Benefit Plan Schedule
Affiliated Group Schedule
Environmental Matters Schedule
Prepayment and Deposits Schedule
Inventory Schedule
Warranty Schedule

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 11, 2010, by and among GlobalOptions, Inc., a Delaware corporation (“GlobalOptions”), GlobalOptions Group, Inc., a Delaware corporation (“GlobalOptions Group” or “Parent”, and collectively with GlobalOptions, each a “Seller” and collectively, the “Sellers”), Bode Technology Group, Inc., a Delaware corporation (the “Company”) and LSR Acquisition Corp., a Delaware corporation (the “Buyer”).

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the equity securities and stock of the Company (the “Equity Interests”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.3(c) hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 25% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Aging Report” has the meaning set forth in Section 2.5(a) hereof.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, codes, requirements, regulations, rules, orders, writs, injunctions, awards, judgments and/or decrees of any Governmental Entity applicable to the Sellers and/or the Company or any of their respective assets, properties or businesses.

“Assigned Receivables” has the meaning set forth in Section 2.5(d) hereof.

“Basket” has the meaning set forth in Section 8.2(a) hereof.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Employee Transaction Bonuses” has the meaning set forth in Section 6.4 hereof.

“Buyer Parties” has the meaning set forth in Section 8.2(a) hereof.

“Cap” has the meaning set forth in Section 8.2(a) hereof.

“Cash Purchase Price” means $24,500,000.

“CERCLA” has the meaning set forth in Section 5.26(b) hereof.

“Closing” has the meaning set forth in Section 2.2(a) hereof.

“Closing Date” has the meaning set forth in Section 2.2(a) hereof.

“Closing Net Working Capital” means the aggregate Net Working Capital as of the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Collection Period” has the meaning set forth in Section 2.5(b) hereof.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Company or its suppliers, distributors, customers, independent contractors or other business relations.  Confidential Information includes, but is not limited to, the following:  (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights.

“Crisis Management and Preparedness Services” has the meaning set forth in Section 8.4(a)(iii)(1) hereof.

“Deposit Escrow Account” has the meaning set forth in Section 2.6 hereof.

“Deposit Escrow Agreement” has the meaning set forth in Section 2.6 hereof.

“Deposit Escrowed Funds” has the meaning set forth in Section 2.6 hereof.

“Deposit Escrow Termination Date” has the meaning set forth in Section 2.6 hereof.

“Earnout Payment” has the meaning set forth in Section 2.4(a) hereof.

“Earnout Period” has the meaning set forth in Section 2.4(a) hereof.

“Employee Transaction Bonuses” has the meaning set forth in Section 5.20 hereof.

“Encumbrance” means any lien, charge, security interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws), right of use, or other encumbrance.

“Environmental Laws” has the meaning set forth in Section 5.26(a) hereof.

“Environmental Permits” has the meaning set forth in Section 5.26(a) hereof.

“Equity Interests” has the meaning set forth in the Recitals.

“Escrow Account” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Escrow Agent” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Escrow Agreement” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Escrow Amount” means $2,450,000.

“Escrow Termination Date” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Escrowed Funds” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executives” means each of Harvey W. Schiller, Jeff Nyweide and Barry Watson.

“Fraud and SIU Services” has the meaning set forth in Section 8.4(a)(iii)(1) hereof.

“GlobalOptions” has the meaning set forth in the Preamble.

“GlobalOptions Group” has the meaning set forth in the Preamble.

“GlobalOptions Group Board” has the meaning set forth in Section 4.8(b) hereof.

“GlobalOptions Group Board Recommendation” has the meaning set forth in Section 4.10(a).

“GlobalOptions Group Stockholder Approval” has the meaning set forth in Section 3.1(k) hereof.

“Governmental Approvals” has the meaning set forth in Section 3.1(c) hereof.

“Governmental Entity” has the meaning set forth in Section 5.3 hereof.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods covered thereby, as in effect from time to time.

“Hazardous Materials” has the meaning set forth in Section 5.26(c) hereof.

“Improvements” has the meaning set forth in Section 5.11(c) hereof.

“Indebtedness” means, with respect to the Company at any date, without duplication: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness for borrowed money, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by an Encumbrance on any property or assets (vi) all guarantee obligations (vii) and any other debt for borrowed money, liability for borrowed money and/or obligation for borrowed money, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown .

“Indemnitee” has the meaning set forth in Section 8.2(d) hereof.

“Indemnitor” has the meaning set forth in Section 8.2(d) hereof.

“Initial Working Capital Estimate” has the meaning set forth in Section 2.2(b)(iv) hereof.

“Intellectual Property Rights” means all (i) foreign and domestic patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, code, data, data bases and documentation thereof, including rights to third-party software used in the business, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service.

“Knowledge” or similar terms (in each case whether or not capitalized) used herein shall mean the actual knowledge after reasonable inquiry of Harvey W. Schiller, Jeffrey O. Nyweide, Barry Watson, Phil Crowther and/or Mike Cariola.

“Latest Balance Sheet” has the meaning set forth in Section 5.5(a) hereof.

“Leased Real Property” has the meaning set forth in Section 5.11(a) hereof.

“Leased Realty” has the meaning set forth in Section 5.11(a) hereof.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction, Encumbrance or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” has the meaning set forth in Section 8.2(a) hereof.

“Material Adverse Effect” means any event, effect or change that is materially adverse to (A) the financial condition, properties, assets, liabilities, business, operations, results of operations and/or prospects of the Company, and/or (B) the ability of the Company, GlobalOptions Group or GlobalOptions to consummate the transactions contemplated by this Agreement, except in any such case for any such effect resulting from, arising out of or relating to (i) any changes in interest rates; (ii) general economic conditions in the United States of America or foreign countries or changes therein; (iii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iv) any change in or interpretations of GAAP, any law, or any interpretation thereof after the date hereof; including accounting pronouncements by the SEC and the Financial Accounting Standards Board; (v) any occurrence or condition affecting the security industry generally (including without limitation any change or proposed change in applicable state Laws regulating the security business), except to the extent such occurrences or conditions have an impact on the Company, that is disproportionate to the Company’s share in any relevant market;  (vi) any natural disaster; (vii) national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof; and/or (viii) the availability or cost of financing to Buyer; and/or changes in the market price or trading volume of the common stock, par value $0.001 per share, of GlobalOptions Group on the Nasdaq Capital Market.

“Material Contracts” has the meaning set forth in Section 5.12(b) hereof.

“Net Working Capital” means as of any date of determination, the difference between (A) all accounts receivable, net, inventory, net, prepaid expenses and other current assets, excluding cash and cash equivalents, of the Company, less (B) all accounts payable, deferred revenue, accrued compensation and benefits and any other current liabilities of the Company.

“Net Working Capital Adjustment Amount” means the amount (which may be a positive or negative number) equal to the Closing Net Working Capital minus the Net Working Capital Target; provided that the difference between the Closing Net Working Capital and the Net Working Capital Target is greater than $150,000.  For the avoidance of doubt, if the difference between the Closing Net Working Capital and the Net Working Capital Target is less than $150,000, then the Net Working Capital Adjustment Amount shall be equal to zero.

“Net Working Capital Target” means $5,600,000.

“Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.3(a) hereof.

“Notice of Disagreement” has the meaning set forth in Section 2.3(b) hereof.

“Other Approvals” has the meaning set forth in Section 3.1(k) hereof.

“Parent” has the meaning set forth in the Preamble.

“Parent Transfer Proposal” has the meaning set forth in Section 4.8(a) hereof

“Pass Through Revenues” has the meaning set forth in Section 2.4(a) hereof.

“Payment Date” has the meaning set forth in Section 2.5(d) hereof.

“Permits” has the meaning set forth in Section 5.15(b) hereof.

“Permitted Liens” means (i) Liens that are set forth on the Permitted Liens Schedule attached hereto, (ii) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and (iv) Liens arising from zoning ordinances.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pre-Closing Taxes” has the meaning set forth in Section 8.11(b) hereof.

“Previous Solicitors” has the meaning set forth in Section 4.8(b) hereof.

“Proxy Statement” has the meaning set forth in Section 4.10(a).

“Purchase Price” means the Cash Purchase Price plus the Net Working Capital Adjustment Amount plus the Earnout Payment, plus the 338(h)(10) payment (if required to be paid).

“Realty Leases” has the meaning set forth in Section 5.11(a) hereof.

“Receivables” has the meaning set forth in Section 2.5(a) hereof.

“Receivables Notice” has the meaning set forth in Section 2.5(c) hereof.

“Restricted Persons” has the meaning set forth in Section 8.4(a) hereof.

“Revenue” has the meaning set forth in Section 2.4(a) hereof.

“Revenue Audit” has the meaning set forth in Section 2.4(b) hereof.

“Revenue Statement” has the meaning set forth in Section 2.4(c) hereof.

“Revenue Objection Notice” has the meaning set forth in Section 2.4(d) hereof.

“Reverse Break-Up Fee” has the meaning set forth in Section 2.6 hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Document” has the meaning set forth in Section 5.31 hereof.

“Section 338 Forms” has the meaning set forth in Section 8.11(f)(i) hereof.

“Securities Act” means the Securities Act of 1933, and regulations promulgated thereunder, as amended, or any similar federal law then in force.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Parties” has the meaning set forth in Section 8.2(b) hereof.

“Special Meeting” has the meaning set forth in Section 4.10(c).

“Stockholder Approvals” has the meaning set forth in Section 3.1(k) hereof.

“Straddle Tax Returns” has the meaning set forth in Section 8.11(b) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Superior Proposal” means a bona fide, written and unsolicited Takeover Proposal (a) on terms and conditions that the GlobalOptions Group Board determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of such Takeover Proposal) are more favorable from a financial point of view to the stockholders of GlobalOptions Group than those contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Buyer in response thereto), (b) the conditions to the consummation of which are all capable of being satisfied on or before January 15, 2011, and (c) which the GlobalOptions Group Board determines is reasonably capable of being consummated.

“SVB” has the meaning set forth in Section 3.1(f) hereof.

“Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or any portion of the assets of the Company, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, (A) of the Company or (B) representing 20% or more of the voting power of the capital stock of  Global Options, GlobalOptions Group or any of their respective Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Sellers, the Company or any of their Subsidiaries, including, without limitation, the Company, or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case other than the transactions contemplated by this Agreement.  Notwithstanding anything else contained herein to the contrary, the term “Takeover Proposal” shall not include a proposal involving GlobalOptions Group or GlobalOptions, so long as such proposal recognizes the transactions contemplated by this Agreement and agree to be bound by the terms and conditions of this Agreement

“Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, withholding or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.6(a) hereof.

“Third-Party Approvals” has the meaning set forth in Section 3.1(b) hereof.

“Threshold Amount” has the meaning set forth in Section 2.4(a) hereof.

“Transition Services Agreement” has the meaning set forth in Section 3.1(h) hereof.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“True-Up Amount” has the meaning set forth in Section 2.5(c) hereof.

“True-Up Amount Cap” has the meaning set forth in Section 2.5(c) hereof.

“Uncollected Receivables” has the meaning set forth in Section 2.5(c) hereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“338(h)(10) Election” has the meaning set forth in Section 8.11(f)(i) hereof.

“338(h)(10) Payment” means a payment equal to Five Hundred Thousand U.S. Dollars ($500,000) to be made by the Buyer to the Sellers.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1           Sale of Equity Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, GlobalOptions shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase, acquire and accept delivery of, the Equity Interests, free and clear of any and all Liens, in exchange for the Purchase Price.

2.2           Closing Transactions.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP in New York, New York, at 9:00 a.m. local time, on the third Business Day following satisfaction or waiver of the conditions to Closing set forth in Article III or at such other time or place as is mutually agreeable to the parties.  The date on which the Closing occurs is herein referred to as the “Closing Date”.  The Closing will be deemed to occur at 11:59 p.m. on the Closing Date.

(b)           At the Closing:

(i)           GlobalOptions shall deliver to Buyer the Equity Interests, duly endorsed in blank or accompanied by duly executed stock powers, free and clear of all Encumbrances, Liens and/or any other interest whatsoever;

(ii)           Buyer shall deliver to Sellers an amount equal to the Cash Purchase Price, plus the 338(h)(10) Payment (if required to be paid pursuant to Section 8.11(f)), less the Escrow Amount by wire transfer of immediately available funds to an account which has been designated in writing by Sellers to Buyer not less than two (2) Business Days prior to the Closing Date, provided, however, that if the Buyer has not made the 338(h)(10) Election prior to Closing, Buyer shall pay the Sellers the 338(h)(10) Payment to the Sellers’ in accordance with the provisions of Section 8.11 (f);

(iii)           Sellers and Buyer shall enter into an escrow agreement substantially in the form of Exhibit A annexed hereto (the “Escrow Agreement”), along with an escrow agent identified in the Escrow Agreement (the “Escrow Agent”), on terms and conditions reasonably satisfactory to the parties thereto, pursuant to which Two Million Four Hundred Fifty Thousand U.S. Dollars ($2,450,000) (such amount, together with all escrow earnings thereon being defined as the “Escrowed Funds”) shall be deposited into escrow (the “Escrow Account”) with the Escrow Agent.  Subject to any claims made in accordance with this Agreement and the Escrow Agreement, the balance of the Escrowed Funds remaining in the Escrow Account on December 31, 2011 (the “Escrow Termination Date”), less the amount of any claims then outstanding and unresolved shall be distributed to the Sellers upon the Escrow Termination Date, and the Buyer agrees to promptly, but in no event more than 48 hours after the Escrow Termination Date, to deliver to the Escrow Agent joint written instructions in the form of Exhibit A to the Escrow Agreement directing the Escrow Agent to wire such amounts to the Sellers.  The parties hereto agree that any payment of the Escrowed Funds to the Seller shall constitute part of the Purchase Price.  Buyer shall deliver to the Escrow Agent, the Escrow Funds to be held and disbursed in accordance with the Escrow Agreement.  The Parties also agree that that if a Party commences a legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding against the other Party in relation to the Escrow Funds and a judgment is rendered in favor of one Party by a court of competent jurisdiction, the losing Party shall, in addition to any complying with the order of such court,  shall pay to the winning Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the winning Party in connection with such legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

(iv)           Sellers shall deliver to Buyer a good faith estimate of the Closing Net Working Capital prepared within seven (7) days of Closing (the “Initial Net Working Capital Estimate”).  The Initial Working Capital Estimate shall contain all information reasonably necessary for the Buyer to understand how the Initial Working Capital Estimate was calculated, including appropriate supporting documentation, and shall be certified by an officer of the Seller and the Company to be true and correct to the Knowledge of such officers;

(v)           Each of the Company, Sellers and Buyer, as applicable, shall deliver the certificates, agreements and other documents and instruments required to be delivered by or on behalf of such party under Article III below and any other documents or agreements required to be delivered at the Closing as set forth elsewhere herein; and

(vi)           Sellers shall deliver to Buyer all corporate or company books and records and other property of the Company in their possession accompanied by a certification executed  by an executive officer of each Seller and the Company certifying that such books, records and are property are materially complete and  are  true and correct to the Knowledge of such officers.

(c)           Timing of Deliveries and Other Actions at Closing.  The payments and other actions specified in Sections 2.2(b)(i) through 2.2(b)(vi) shall occur at the Closing in the order listed in Section 2.2(b).

2.3           Net Working Capital Adjustment.

(a)           Within forty-five (45) days following the Closing Date, Buyer shall deliver to Sellers a calculation of the Net Working Capital Adjustment (in its final and binding form, the “Net Working Capital Adjustment Statement”) as of immediately preceding the Closing, setting forth the Closing Net Working Capital and the Net Working Capital Adjustment Amount.  The Net Working Capital Adjustment Statement shall (i) include correction of all errors regardless of materiality and (ii) be prepared on a basis consistent with the Company’s historical financial statements.  Sellers shall cooperate as reasonably requested in connection with the preparation of the Net Working Capital Adjustment Statement.

(b)           During the 45-day period immediately following Sellers’ receipt of the Net Working Capital Adjustment Statement, Sellers shall be permitted to review Buyer’s working papers and trial balance related to the preparation of the Net Working Capital Adjustment Statement, the Closing Net Working Capital and the Net Working Capital Adjustment Amount.  The Net Working Capital Adjustment Statement shall become final and binding upon the parties 30 days following Sellers’ receipt thereof, unless Sellers shall give written notice (in the manner described in this Section 2.3(b)) of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) Sellers reasonably and in good faith determine that the Net Working Capital Adjustment Statement calculated is incorrect.  Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Sellers’ and their agents’ and representatives’ working papers relating to the Notice of Disagreement.  If a timely Notice of Disagreement is received by Buyer, then the Net Working Capital Adjustment Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below).  During the thirty (30) days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement; provided that any settlement negotiations will not be discoverable by or communicated to the Accounting Firm.

(c)           At the end of the sixty (60) day period following delivery of a Notice of Disagreement, the parties shall submit to a mutually satisfactory accounting firm (other than the accounting firm prior to or following the Closing of Sellers, the Company, Buyer or any of their respective Affiliates) for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement.  The parties shall instruct the accounting firm ultimately agreed upon (the “Accounting Firm”) to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Working Capital and the Net Working Capital Adjustment Amount with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement.  The parties will cooperate with the Accounting Firm during the term of its engagement.  The parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand.  The parties shall also instruct the Accounting Firm to make its determination based solely on written submissions by Buyer and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of an independent review).  The Net Working Capital Adjustment Statement and the determination of the Closing Net Working Capital and the Net Working Capital Adjustment Amount shall, to the fullest extent permitted by law, become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by the parties to be delivered not more than 60 days following submission of such disputed matters), absent manifest clerical errors or fraud.  The final resolution will be a reasoned resolution setting forth the Accounting Firm’s reasoning in reaching its determinations.  The fees and expenses for the Accounting Firm shall be allocated by the Accounting Firm between Buyer and Sellers based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

(d)           Within three (3) Business Days after  the determination of the Closing Net Working Capital, and the Net Working Capital Adjustment Amount become final and binding on the parties under Section 2.3(c) above, if the Net Working Capital Adjustment Amount is a positive number, Buyer shall or shall cause the Company to, or, alternatively, if the Net Working Capital Adjustment Amount is a negative number, Sellers shall, make payment by wire transfer to Buyer or Sellers, as the case may be, in immediately available funds of an amount equal to the absolute value of the Net Working Capital Adjustment Amount.  If such payments are not made in the time period set forth in this Section 2.3(d), the Parties agree that that if a Party commences a legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding againt the other Party in relation to such payments and a judgment is rendered in favor of one Party by a court of competent jurisdiction, the losing Party shall, in addition to any complying with the order of such court, shall pay to the winning Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the winning Party in connection with such legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

2.4           Earnout Payment.

(a)           In addition to the Cash Purchase Price and any Net Working Capital Adjustment payable to Sellers, the Buyer also agrees to pay to the Sellers an Earnout Payment (as hereinafter defined) based on certain future Revenues (as hereinafter defined) of the Company.  If the Revenues (as hereinafter defined) earned by the Company during the twelve (12) month period commencing as of the Closing Date and terminating on the one year anniversary thereof (the “Earnout Period”) exceed Twenty Seven Million U.S. Dollars ($27,000,000) (the “Threshold Amount”), then Buyer shall be required to pay to Seller thirty percent (30%) of any such excess (such amount, the “Earnout Payment”); provided, however, that Sellers acknowledge and agree that the total sum of the Earnout Payment to be paid by Buyer to Sellers pursuant to this Section 2.4 shall, in no event, exceed Five Million Five Hundred Thousand U.S. Dollars ($5,500,000). As used herein, “Revenue” means any revenues earned by the Company during the Earnout Period as calculated in accordance with GAAP other than “pass through revenues”.  As used herein “pass through revenues” mean any out-of-pocket or incidental expenses, including, but not limited to, travel and entertainment expenses, incurred by the Company and which are billed by Bode to its customers and clients at cost, and any revenues arising from or related to the Company’s activities which have not been subject to any cost mark-up which are paid by the Company to its teaming partners, subcontractors or other parties. For the avoidance of doubt, neither the calculation of Revenues nor the Threshold Amount shall include any “pass through revenues” earned by the Company during the Earnout Period.

(b)           For purposes of determining the final amount of any Earnout Payment, Buyer shall use commercially reasonable efforts to complete an internal report detailing the Revenues earned by the Company during the Earnout Period (the “Revenue Audit”) no later than  thirty (30) days following the expiration of the Earnout Period.  In addition, Buyer shall prepare monthly statements as to the Revenue earned by Buyer during such month and Buyer shall deliver a copy of such monthly statement to the Sellers within fifteen (15) days following the last calendar day of any such month and such monthly statement shall be certified by an officer of Buyer to be true and correct to the Knowledge of such officer and to have been prepared in accordance with this Section 2.4).

(c)           No later than five (5) Business Days after the completion of the Revenue Audit, Buyer will deliver to Seller a copy of the statement of Revenues which was audited in accordance with this Section 2.4 and which contains all information reasonably necessary to determine the Revenue, including the appropriate supporting documentation (the “Revenue Statement”), and the Revenue Statement shall be certified by an officer of Buyer to be true and correct to the Knowledge (as hereinafter defined) of such officer and to have been prepared in accordance with this Section 2.4).

(d)           Seller shall give written notice to Buyer of any objection to the Revenue Statement (“Revenue Objection Notice”) within thirty (30) days after Seller’s receipt thereof.  A Revenue Objection Notice shall specify in reasonable detail the items in the Revenue Statement to which Seller objects and shall provide a summary of reasons for such objections.  In the event Seller does not deliver a Revenue Objection Notice within such thirty (30) day period, Buyer’s determination of Revenues as set forth in the Revenue Statement shall be deemed to be final and binding on Seller.  After Seller has delivered a Revenue Objection Notice in accordance with this Section 2.4, Seller shall not be entitled to raise any additional objections that would result in an increase to the Revenues.

(e)           Buyer and Seller shall use good faith efforts to resolve any dispute involving any matter set forth in a Revenue Objection Notice.  If the parties are unable to resolve any dispute involving any matter set forth in a Revenue Objection Notice within fifteen (15) Business Days after receipt by Buyer of the Revenue Objection Notice, such dispute shall be referred for decision to the Accounting Firm to decide the dispute within thirty (30) days of such referral.  The decision by the Accounting Firm with respect to such dispute shall be final and binding on Seller and Buyer and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm.  The cost of retaining the Accounting Firm with respect to resolving disputes as to the Revenue Objection Notice shall be borne equally by Buyer and Seller.

(f)           If, as of the result of a final and binding determination of the Earnout Payment, Buyer is determined to owe an Earnout Payment, Buyer shall pay to Seller, in immediately available U.S. funds by a wire transfer to an account designated in writing by Seller, an amount equal to the Earnout Payment and the parties agree that such payment shall constitute part of the Purchase Price.

2.5           Accounts Receivable True-Up.

(a)           At Closing, Sellers shall deliver to Buyer an accounts receivable aging report, including all invoices issued for the last completed month immediately prior to the Closing (the “Aging Report”), dated as of the Closing Date, organized by invoice number and specifying in reasonable detail the Company’s net accounts receivable (the “Receivables”). The Sellers shall update the Aging Report to include invoices for the month in which the Closing occurred following the closing of the books and records of the Company for such month by the Buyer  in the ordinary course and consistent with past practices.

(b)           From and after Closing until the one hundred eighty day (180) anniversary of the Closing Date (the “Collection Period”), Buyer shall use commercially reasonable best efforts to collect the Receivables.  Within ten (10) Business Days of the end of each calendar month included in the Collection Period, Buyer shall provide to Seller and Parent a Receivables aging report, organized by invoice number and specifying in reasonable detail the collection and aging of the Receivables.

(c)           If, upon the expiration of the Collection Period, any of the Receivables as set forth on the Aging Report have not been collected for any reason including but not limited to a bankruptcy proceeding by a debtor  (such Receivables, the “Uncollected Receivables”), Sellers, upon receipt of the Receivables Notice, shall pay to Buyer an amount (the “True-Up Amount”) not to exceed One Million U.S. Dollars ($1,000,000) (the “True-Up Amount Cap”) with respect to the Uncollected Receivables which are identified by Buyer in a written notice (such notice, the “Receivables Notice”) to be delivered by Buyer, in its sole discretion, to Seller no later than fifteen (15) Business Days after the expiration of the Collection Period.  For the avoidance of doubt if the Buyer does not deliver the Receivables Notice within fifteen (15) Business Days after the expiration of the Collection Period, the Sellers shall be under no obligation to pay the True-Up Amount at any point.

(d)           Within ten (10) Business Days of the receipt of the Receivables Notice (the “Payment Date”), Sellers shall pay to Buyer the True-Up Amount (subject to the True-Up Amount Cap) in immediately available U.S. funds by a wire transfer to an account designated in writing by Buyer.  Promptly upon receipt of the True-Up Amount, Buyer shall assign to Sellers free and clear of all Encumbrances, all of Buyer’s rights with respect to such Uncollected Receivables (collectively, the “Assigned Receivables”) and thereafter promptly remit any amounts received by Buyer with respect to any such Assigned Receivables received by Buyer after the Payment Date.  With respect to any Uncollected Receivables, other than the Assigned Receivables, Sellers agree to promptly remit to Buyer, from and after the Payment Date, any amounts actually received by Sellers, relating to any Uncollected Receivables other than the Assigned Receivables.  For the avoidance of doubt, Buyer shall retain all rights (including, but not limited to, collection rights) with respect to any Uncollected Receivables other than any Assigned Receivables.

(e)           Notwithstanding anything to the contrary set forth in this Section 2.5, in the event the Buyer grants any discounts on any of the Receivables without the express written consent of the Sellers, the amount of such discount shall not be considered an Uncollected Receivable.  All funds received by the Buyer from any customers that have Receivables set forth on the Aging Report, as of the Closing Date (or as updated as provided hereunder), shall in all instances be applied first to such Receivables until such Receivables have been collected in full except if a customer disputes all invoices contained on the Aging Report and identifies that funds are to be applied to a specific invoice not set forth on the Aging Report, provided that Buyer uses good faith to settle such dispute and apply such full amounts to the Receivables as set forth on the Aging Report.

(f)           In the event Sellers fail to pay to Buyer the True-Up Amount on or before the Payment Date, Buyer, at its option, may (i) unilaterally deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to Buyer from the Escrow Account an amount equal to the True-Up Amount or (ii) offset an amount equal to up to fifty percent (50%) of the True-Up Amount against any Earnout Payment to be paid by Buyer to Seller in accordance with this Agreement.  For the avoidance of doubt, if the Escrow Agent makes any distribution from the Escrow Account or Buyer makes any offset against the Earnout Payment, pursuant to this Section 2.5, Sellers shall not be deemed to be in breach of non-payment of the True-Up Amount, to the extent of such distribution from the Escrow Account or offset against the Earnout Payment.

2.6           Deposit Escrow Agreement.  Concurrent with the execution of this Agreement, Sellers, the Company and Buyer shall enter into the escrow agreement attached hereto as Exhibit B (the “Deposit Escrow Agreement”) along with the Escrow Agent, pursuant to which Buyer shall deposit Six Hundred Fifty Thousand U.S. Dollars ($650,000) (such amount, together with all escrow earnings thereon being defined as the “Deposit Escrowed Funds”) into escrow (the “Deposit Escrow Account”) with the Escrow Agent.  Buyer agrees that if this Agreement shall be terminated by the Sellers and/or the Company pursuant to 7.1(c), the Buyer shall pay to the Sellers an amount equal to Six Hundred Fifty Thousand U.S. Dollars ($650,000) (such amount, the “Reverse Break-Up Fee”), which amount shall be paid from the Deposit Escrow Account in accordance with the terms of the Deposit Escrow Agreement, and that Buyer shall promptly, but in no event more than 48 hours after such termination, deliver to the Escrow Agent joint written instructions with the Sellers and the Company, in the form of Exhibit A to the Deposit Escrow Agreement, directing the Escrow Agent to wire the Deposit Escrow Funds to the Sellers.  Subject to any claims made in accordance herewith, the balance of the Deposit Escrowed Funds remaining in the Deposit Escrow Account on the earlier of the Closing Date or within ten (10) days of the termination of this Agreement by Buyer, on the one hand, or the Company and Sellers, on the other, in accordance with Section 7.1 (a), (b), (d), (e), (f), (g) or (h), provided, the Company or the Sellers, as the case may be, has not commenced, within such ten (10) day period, a wrongful termination proceeding against Buyer with respect to a termination effected by Buyer pursuant to any of Sections 7.1(b) or (e), and, in the event that such a proceeding has been commenced by the Company or the Sellers, as the case may be, against Buyer, the Deposit Escrow Termination Date shall be extended until the final non-appealable resolution of such proceeding by a court of competent jurisdiction or the mutual agreement of the parties (the “Deposit Escrow Termination Date”)¸ less the amount of any claims then outstanding and unresolved, shall be distributed to Buyer pursuant to the delivery to the Escrow Agent of joint written instructions by the Sellers and the Company (which the Sellers and the Company agree to deliver promptly, but in no event later than 48 hours, other than as a result of a good faith dispute related to such termination) in the form of Exhibit A to the Deposit Escrow Agreement, directing the Escrow Agent to wire such remaining Deposit Escrow Funds to the Buyers.  The Parties also agree that that if a Party commences a legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding against the other Party in relation to the Deposit Escrow Funds and a judgment is rendered in favor of one Party by a court of competent jurisdiction, the losing Party shall, in addition to any complying with the order of such court,  shall pay to the winning Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the winning Party in connection with such legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

ARTICLE III

CONDITIONS TO CLOSING

3.1           Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)           The representations and warranties in Article V hereof that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects as of the date hereof and at and as of the Closing and the representations and warranties contained in Article V hereof that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of the date hereof and at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and each Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by such Persons hereunder prior to the Closing;

(b)           Sellers and the Company shall have received or obtained all material third-party consents and approvals that are necessary (i) for the consummation of the transactions contemplated hereby;(ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any material instrument, contract, lease, license or other agreement on the attached Restrictions Schedule and/or (iii) to prevent the occurrence of a Material Adverse Effect (collectively, the “Third-Party Approvals”).  In addition, Sellers shall have delivered to Buyer all Third-party Approvals prior to the Closing;

(c)           Sellers and the Company shall have received or obtained all material governmental and regulatory consents, Permits, approvals and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Buyer to own the Equity Interests following the Closing (collectively, the “Governmental Approvals”).  In addition, Sellers shall have delivered to Buyer the Government Approvals prior to the Closing;

(d)           No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and/or (iii) result in a Material Adverse Effect;

(e)           The Company and Sellers shall have obtained and delivered to Buyer a letter of consent from each lessor of the Leased Realty and/or party to any Material Contract listed on the Required Approvals Schedule, for which a consent of assignment is necessary according to the terms of such lease and/or contract;

(f)           All of the agreements listed on the Termination Schedule attached hereto shall have been terminated with no further liability on the part of the Company and the Sellers’ and the Company’s Loan Agreement with Silicon Valley Bank (“SVB”), as amended, Security Agreement with SVB, as amended, Pledge Agreement, as amended, and all other agreements with SVB shall be further amended or modified to remove the Company as a party thereto and to have any and all Liens, Encumbrances and/or any other security interests against the Company, its assets and/or its securities removed;

(g)           The Company shall have received a resignation from each member of the board of directors and each officer of the Company who is not going to serve as a director or officer, as the case may be, of the Company and/or who has been requested in writing to be removed from such positions by the Buyer, immediately following the purchase of the Equity Interests by Buyer, in form and substance reasonably satisfactory to Buyer, and each such resignation shall be in full force and effect as of the time of the Closing on the Closing Date;

(h)           Each of Sellers and the Company shall have executed and delivered a transition services agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”), and the Transition Services Agreement shall be in full force and effect as of the Closing;

(i)           Each of Sellers, the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect as of the Closing;

(j)           Each of Sellers, the Company and the Escrow Agent shall have executed and delivered the Deposit Escrow Agreement and the Deposit Escrow Agreement shall be in full force and effect as of the Closing and the Deposit Escrowed Funds shall have been wired to, and placed into the Deposit Escrow Account by the Escrow Agent;

(k)           Holders of a majority of Sellers’ and the Company’s issued and outstanding common stock shall have approved the transactions contemplated hereby (or such greater majority as may be required to lawfully approve such transactions) (the “Stockholder Approvals” and such approval of GlobalOptions Group’s stockholders, the “GlobalOptions Group Stockholder Approval”) and the Sellers and the Company have obtained the approval of their respective boards of directors for the transactions contemplated hereby (the “Other Approvals”);

(l)           Buyer shall have received from Sellers Uniform Commercial Code, tax lien, bankruptcy and pending suit and judgment searches related to the Company and its assets and properties, from the states of Delaware, Virginia, Kansas and New York dated not more than seven (7) days prior to the Closing Date, together with evidence that all Encumbrances arising from, or related to, the Property or the Business, as the case may be, have been released.

(m)           At the Closing, Sellers shall have delivered to Buyer: (i) a certificate signed by the Chief Executive Officer or the Chief Financial Officer of each of Sellers and the Company, dated as of the Closing Date, stating that the conditions specified in subsections (a) through (i) above have been satisfied as of the Closing; (ii) a certificate executed by the Chief Executive Officers or the Chief Financial Officers of each of Sellers and the Company setting forth their good faith and best estimate of the Closing Net Working Capital; (iii) copies of all Third-Party Approvals and Governmental Approvals (except those waived by the Buyer); (iv) certified copies of the resolutions of Sellers’ and the Company’s boards of directors and stockholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (v) good standing certificates for Sellers, the Company from their respective jurisdictions of formation and each jurisdiction in which the Company is qualified to do business as foreign companies, in each case dated as of a recent date prior to the Closing Date; and (vi) such other documents or instruments as are required to be delivered by Sellers or the Company at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby; and

(n)           All proceedings to be taken by Sellers and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its counsel.  Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

(o)           Buyer shall have received an opinion of Sellers’ counsel, dated as of Closing Date, substantially in the form attached hereto as Exhibit D (the “Opinion of Sellers’ Counsel”).

(p)            No Material Adverse Effect has occurred since the date of this Agreement.

(q)           The Company shall have entered into valid employment agreements and/or consulting agreements containing terms and conditions acceptable to Buyer with Barry Watson and the other individual identified on the Key Employee Schedule attached hereto.

(r)           The Company shall have delivered to Buyer an unaudited income statement for the period commencing on January 1, 2010 through the full month prior to the Closing, which reports total revenues and net income in amounts at least 85% of the amounts set forth on the projections attached hereto as Exhibit E (the “2010 Unaudited Financial Statements”). Such unaudited income statement shall (A) present fairly the operating results of the Company as of the date thereof and for the periods therein indicated; (B) reflect the consistent application of accounting principles throughout the periods indicated; and (C) be prepared in accordance with the books and records of the Company and GAAP, subject to the same categories of exclusions from GAAP set forth in the Exclusions From GAAP Schedule for the unaudited June 30, 2010 statement of operations.

(s)           All intercompany debts, liabilities, and/or obligations owed by the Company to either or both of the Sellers has been converted, prior to the Closing, into equity in a manner reasonably acceptable to the Buyer.  The Company shall receive a general release from the Sellers in a form reasonably acceptable to the Buyer.

3.2           Conditions to Sellers’ Obligations.  The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing:

(a)           The representations and warranties made in Article VI hereof that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects as of the date hereof and at and as of the Closing and the representations and warranties contained in Article VI hereof that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of the date hereof  and at and as of the Closing Date, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and Buyer shall have performed in all material respects all the covenants and agreements required to be performed by them hereunder prior to the Closing;

(b)           No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

(c)           Stockholder Approvals and the Other Approvals shall have been obtained, provided the Sellers have complied with their respective obligations provided in Section 4.10;

(d)           At the Closing, Buyer shall have delivered to Sellers: (i) a certificate signed by an officer of Buyer, dated as of the Closing Date, stating that the conditions specified in subsections (a) through (c) above have been satisfied as of the Closing, (ii) certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (iii) a good standing certificate for Buyer from the State of Delaware dated as of a recent date prior to the Closing and (iv) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby;

(e)           Sellers and the Company shall have received or obtained all Third-Party Approvals, provided that the Sellers have complied with their respective covenants contained herein related to such Third-Party Approvals;

(f)           Sellers and the Company shall have received or obtained all Governmental Approvals, provided that the Sellers have complied with their respective covenants contained herein related to such Governmental Approvals;

(g)           The Company and Sellers shall have obtained a letter of consent from each lessor of the Leased Realty and/or party to any Material Contract listed on the Required Approvals Schedule, for which a consent of assignment is necessary according to the terms of such lease and/or contract, provided that the Sellers have complied with their respective covenants contained herein related to such Leased Reality and Material Contracts;

(h)           The Buyer shall have executed and delivered the Transition Services Agreement and the Transition Services Agreement shall be in full force and effect as of the Closing;

(i)           The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect as of the Closing;

(j)           The Buyer and the Escrow Agent shall have executed and delivered the Deposit Escrow Agreement and the Deposit Escrow Agreement shall be in full force and effect as of the Closing and the Deposit Escrowed Funds shall have been wired to, and placed into the Deposit Escrow Account by the Escrow Agent;

(k)           All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers shall be reasonably satisfactory in form and substance to Sellers and their legal counsel.  Any condition specified in this Section 3.2 may be waived by Sellers if such waiver is set forth in a writing duly executed by Seller; and

(l)           The Seller’s shall have received the consent of the landlords of the Leased Property to assign the Leased Property to the Company post-Closing.  Sellers shall use good faith efforts to obtain such consents.  In securing such consent of the landlords of the Leased Realty, Buyer shall assist Sellers in obtaining such consents by providing information requested by such landlords and agreeing to provide to the landlord of the Company’s Lorton, Virginia property, a letter of credit, if requested by such landlord, to serve as security for the Company’s lease with such landlord in an amount not to exceed Four Hundred Thousand Dollars ($400,000).

ARTICLE IV

COVENANTS PRIOR TO CLOSING

Each of the parties agrees to comply, as applicable, with the following covenants with respect to the period between the date of this Agreement and the Closing.

4.1           General.  Subject to the terms of this Agreement, each party shall use reasonable best efforts to as promptly as practicable take all lawful actions and do all lawful things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article III above).

4.2           Maintenance of Business.  The Company shall and Sellers shall cause the Company to (a) use reasonable best efforts to maintain its assets in good operating condition and repair in accordance with past practices (normal wear and tear excepted), (b) maintain insurance reasonably comparable to that in effect on a historical basis, (c) maintain supplies and inventories at customary and adequate operating levels consistent with past practice and replace in accordance with past practice any inoperable, worn out, damaged or obsolete assets with new assets of at least comparable quality, (d) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the financial statements described in Section 5.5 below and provide accruals for Taxes, bonuses, vacation and other items consistent with past practices, (e) make capital expenditures in a manner consistent with past practice, (f) comply in all material respects with all contracts, agreements licenses and leases and (g) maintain in full force and effect the existence of all Intellectual Property Rights.

4.3           Third-Party Notices and Consents.  Sellers and the Company shall give all required notices to third parties and use reasonable best efforts to obtain all material required third-party consents in connection with the matters contemplated by this Agreement.

4.4           Governmental Notices and Consents.  Each of the parties shall give any notices to, make any other filings with, and use reasonable best efforts to obtain, any other authorizations, consents and approvals of governments and governmental agencies in connection with the matters contemplated by this Agreement.

4.5           Operation of Business.  The Company shall and Sellers shall cause the Company to use it reasonable best efforts to, operate its business only in the usual and ordinary course of business consistent with past practice and use best efforts to preserve the goodwill and organization of its business and the relationships with its customers, suppliers, employees and other Persons having business relations with the Company.  Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, the Company shall use its best efforts not to and the Sellers shall use its best efforts not to cause the Company to (without Buyer’s prior written consent):

(a)           take or omit to take any action that would result in a breach of any of the representations, warranties or covenants made by Sellers or the Company in this Agreement;

(b)           take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Company;

(c)           (i) enter into any contract, license, agreement, lease or any other form of commitment (A) in of the ordinary course of business or restricting in any material respect the conduct of its business with a value in excess of $250,000 or (B) out of the ordinary course of business or restricting in any material respect the conduct of its business with a value in excess of $50,000, (ii) make any loans or investments (other than advances to the Company’s employees in the ordinary course of business consistent with past custom and practice), (iii) increase the compensation, incentive arrangements or other benefits to any officer or employee other than pursuant to previously scheduled increases in the ordinary course of business, (iv) redeem, purchase or otherwise acquire directly or indirectly any of its issued and outstanding capital stock, any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock, (v) make any distribution or dividends with respect to its capital stock or any other payment to Sellers or their Affiliates, (vi) amend its articles or certificate of incorporation, bylaws, certificate of formation, or other organizational documents unless such amendment is necessary to comply with the terms of this Agreement or issue or agree to issue any capital stock or any rights or options to acquire, or securities convertible into or exchangeable for, any of their respective capital stock, (vii) directly or indirectly engage in any transaction, arrangement or contract with any officer, director, manager, shareholder or other insider or Affiliate of the Company, except in the ordinary course of business consistent with past custom and practice as described on the Affiliated Transactions Schedule attached hereto, (viii) execute any guaranty, issue any debt, borrow any money or otherwise incur or create any Indebtedness or liability (other than trade payables and any other liabilities incurred in the ordinary course of business consistent with past practice or as otherwise permitted in the other exclusions to this Section 4.5(c)); (ix) purchase, sell, lease, mortgage, pledge or dispose of any material property or assets with an aggregate value in excess of $50,000 or make any capital expenditure or commitment therefor in excess of $50,000 individually or $100,000 in the aggregate, except for those capital expenditures or commitments which have been previously either approved by the Company’s board of directors or contracted for, prior to the date hereof; (x) take or omit to take any action that has or would reasonably be expected to have the effect of materially accelerating sales to customers or revenues to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods; (xi) delay or postpone the payment of any accounts payable; (xii) accelerate the collection of or discount any accounts receivable outside the ordinary course of business; (xiii) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders outside the ordinary course of business; (xiv) cease from making accruals for Taxes, bonuses, vacation and other customary accruals of the Company outside the ordinary course of business; (xv) abstain from making payments of any Taxes, principal or interest on borrowed funds and other customary expenses of the Company as they become due; (xvi) issue or directly or indirectly contract to issue, sell, encumber, assign or transfer any shares of capital stock; (xvii) enter into any transaction where any Intellectual Property Rights of the Company are transferred, sold, licensed, pledged, encumbered  and/or disposed of; (xviii) institute or settle any material litigation or similar proceeding or (xix) make any material change in any method of accounting or accounting principles or practices as it relates to the Company, except for any such change required by reason of a concurrent change in GAAP or Applicable Law;

(d)           enter into any transaction, arrangement, agreement, license or contract with any Person except on an arm’s length basis in the ordinary course of business consistent with past custom and practice.

4.6           Full Access.  The Company shall and Sellers shall cause the Company to, afford, and cause its officers, directors, managers, employees, attorneys, accountants and other agents to afford, to Buyer and their accounting, legal and other representatives and potential lenders, as well as their respective officers, employees, Affiliates and other agents, at reasonable times during normal business hours and upon reasonable intervals and notice and following advance consultation with GlobalOptions Group’s Chief Executive Officer or Chief Financial Officer, access to the Company’s personnel and to business, financial, legal, tax, compensation, customer, vendor and other data, information and relationships concerning the Company’s affairs and operations and any other records reasonably requested by Buyer, provided however, that Buyer and its accounting, legal and other representatives and potential lenders, as well as its respective officers, employees, Affiliates and other agents shall conduct any such activities in such a manner as not to interfere unreasonably with the business or the operations of the Company.

4.7           Notice of Material Developments.  Each party shall give prompt written notice (with reasonable detail) to the other parties of (i) any material variances in any of its representations or warranties contained in Articles V or VI below, as the case may be; (ii) any breach of any covenant or agreement hereunder by such party; (iii) any other material development affecting the ability of such party to consummate the transactions contemplated by this Agreement and/or (iv) any development that may reasonably be anticipated to have a Material Adverse Effect; provided that no such notice shall release any party for a breach of its representations, warranties, covenants or agreements hereunder.

4.8           No Solicitation of Transactions.

(a)           Sellers and the Company shall not, and shall cause each of their Affiliates and Subsidiaries and their respective representatives, agents, employees, officers and directors not to, directly or indirectly: (i) solicit, initiate, facilitate or encourage, directly or indirectly, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Takeover Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information relating to the Company to, or give access to the Company to, any Person that has made or may be considering making any Takeover Proposal; (iii) approve, endorse or recommend any Takeover Proposal; (iv) enter into any agreement, arrangement or understanding relating to any Takeover Proposal or (v) take any other action inconsistent with the obligations of Sellers and the Company under this Section 4.8.  Sellers and the Company shall, and shall cause each of their Affiliates and Subsidiaries and their respective representatives, agents, employees, officers and directors to, immediately cease any and all existing solicitations, discussions or negotiations with any Person heretofore conducted with respect to any Takeover Proposal.  Sellers and the Company shall immediately inform their Affiliates and Subsidiaries and their respective representatives, agents, employees, officers and directors of these obligations.  In addition to the foregoing, Sellers and the Company shall notify Buyer in writing within forty-eight (48) hours after receipt of (i) any Takeover Proposal or indication that any Person is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company, or (iii) any request for access to the Company by any Person that has made or may be considering making any Takeover Proposal.  The aforesaid written notice shall include the following:  (i) the identity of such Person; and (ii) a detailed description of such Takeover Proposal, indication or request and, if available, a copy of such Takeover Proposal.  Sellers and the Company shall keep Buyer fully informed on a current basis of the status and details of any such Takeover Proposal, indication or request (including any amendments or modifications thereof).  In furtherance thereof, Sellers and the Company promptly (and in all events within forty-eight (48) hours) shall inform Buyer in writing of all changes, modifications and amendments to the terms of each such Takeover Proposal.  In addition the Seller will advise Buyer in writing within forty-eight (48) hours after receipt by Seller of any proposal which would result in the transfer of 20% or more of the voting power of the capital stock of Global Options, GlobalOptions Group or any of their respective Subsidiaries, including by way of a tender offer or exchange offer which would not be considered a Takeover Proposal (“Parent Transfer Proposal”).

(b)           Subject to Sellers’ and the Company’s compliance with the foregoing, Buyer shall not prevent GlobalOptions Group or its Board of Directors (the “GlobalOptions Group Board”), at any time prior to obtaining  the GlobalOptions Group Stockholder Approval from: (i) engaging in discussions or negotiations with, or furnishing or disclosing any non-public information relating the Company or giving access to the Company to, any Person who has made a bona fide, written and unsolicited Takeover Proposal, (including the entities listed on the No Solicitation Schedule and their respective Affiliates, from whom Sellers have already received a written bona fide offer which have been rejected by the Sellers (the “Previous Solicitors” and each a “Previous Solicitor”), if the GlobalOptions Group Board determines, acting reasonably and in good faith, and by a majority of the entire GlobalOptions Group Board, that such Takeover Proposal may constitute a Superior Proposal, but only so long as Sellers and the Company have caused such Person to enter into a confidentiality agreement with Sellers on terms and conditions substantially similar to those contained in the confidentiality agreement between Sellers and Buyer (or their Affiliates), except that the confidentiality agreement between such Person and Sellers shall not restrict, limit or prohibit any of Sellers or the Company from fulfilling their obligations under, or complying with, this Agreement, and the GlobalOptions Group Board has (A) determined, after consultation with its legal and financial advisor, that such bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal, and (B) determined, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to the stockholders of GlobalOptions Group under applicable law; and (ii) following the actions permitted under clause (i) above only, withdrawing or modifying its approval of this Agreement or its recommendation that GlobalOptions Group’s stockholders adopt this Agreement and approve the transactions contemplated hereby and entering into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal, if (x) the GlobalOptions Group Board determines that a bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal, (y) all of the provisions of this Section 4.8 have been complied with in all material respects by the Company and the Sellers and (z) the GlobalOptions Group Board has (A) acted reasonably and in good faith by a majority of the entire GlobalOptions Group Board, (B) determined, after consultation with its legal and financial advisor, that such bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal, (C) determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of the GlobalOptions Group Board’s fiduciary obligations to the stockholders of GlobalOptions Group under applicable law, (D) has afforded the Buyer a four (4) business day period during which period the Sellers have engaged in good faith negotiations with the Buyer in order to amend this Agreement in such a manner such that the subject unsolicited Takeover Proposal is no longer a Superior Proposal and (E) GlobalOptions Group terminates this Agreement pursuant to, and after complying with Section 7.1(f) and Section 8.6 hereof, including but not limited to the payment of the Termination Fee to the Buyer.

For the avoidance of doubt, Sellers may at any time provide any information to and discuss or negotiate with any Person with whom Sellers wish, provided that prior to the earlier of the Closing of the transactions contemplated hereby or the termination of this Agreement, any such information, unless in accordance with this Section 4.8, shall not include information with respect to the Company or a potential Takeover Proposal and all discussions or negotiations, unless in accordance with this Section 4.8, shall be subject to the transactions contemplated hereby.

4.9           Tax Matters.

(a)           Sellers shall cause the Company to prepare and file on or before the due date therefor all Tax Returns required to be filed by the Company (except for any Tax Return for which an extension has been granted or permitted hereunder) on or before the Closing Date, or include the income of the Company in any consolidated Tax Return for the Affiliated Group of which the Company is a member.  Sellers shall pay, or cause the Company to pay, all Taxes attributable to the income of the Company (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid by the Company at any time for periods ending on or before the Closing Date.  Such Tax Returns shall be prepared in accordance with the most recent Tax practices of Sellers and/or the Company, as applicable, as to the elections and accounting methods.  The Company shall furnish Tax information to Sellers for inclusion in Parent’s consolidated Tax Return for the period that includes the Closing Date in accordance with the most recent Tax practices.  The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(b)           To the extent the Company or any Seller has Knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, Sellers shall provide prompt written notice to Buyer of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

(c)           Without the prior written consent of Buyer, which shall not be unreasonably withheld, neither Sellers nor the Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, grant a power of attorney with respect to any Tax claim or assessment relating to the Company or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, grant or other action or omission would have the effect of materially increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Company or Buyer.

(d)           Any Tax-sharing, Tax allocation or Tax indemnity agreement or similar arrangement with respect to the Company shall be terminated as of the Closing Date and shall have no further effect for any Taxable year (whether current, future or past).

(e)           Neither the Sellers nor the Company will take any action inconsistent with regular and customary past practices and in compliance with all Tax laws, rules and regulations which would affect the Buyer’s and/or the Company’s ability to utilize net operating losses of the Company, provided, however, that nothing herein shall be deemed to be a representation as to the availability of any net operating loss to the Buyer.

4.10           Preparation of Proxy Statement; Stockholders’ Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, GlobalOptions Group shall prepare a proxy statement, in compliance with the provisions of the Exchange Act, relating to the meeting of the GlobalOptions Group’s stockholders to be held in connection with the transactions contemplated hereby that meets the requirements of Schedule 14A (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to GlobalOptions Group’s stockholders, the “Proxy Statement”) and file the Proxy Statement with the SEC. Copies of each Proxy Statement filed with the SEC shall be delivered to the Buyer promptly after filing. The Proxy Statement shall include a recommendation of the GlobalOptions Group Board (the “GlobalOptions Group Board Recommendation”) that its stockholders vote in favor of the transactions contemplated hereby (subject to Section 4.8).  Subject to Section 4.10(c), GlobalOptions Group shall use its reasonable efforts to (i) have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and (ii) cause the Proxy Statement to be mailed to the GlobalOptions Group’s stockholders as promptly as practicable and, in any event, within ten (10) Business Days after the Proxy Statement is cleared by the SEC.

(b)           If at any time prior to the Closing any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, GlobalOptions Group shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable.  GlobalOptions Group and Buyer shall cooperate with each other in the preparation of the Proxy Statement and GlobalOptions Group shall promptly notify Buyer of the receipt of any oral or written comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Buyer promptly copies of all correspondence between GlobalOptions Group or any representative of Parent and the SEC with respect to the Proxy Statement.  GlobalOptions Group shall give Buyer and its counsel a reasonable opportunity to review and comment (provided that while GlobalOptions Group shall review any such comments in good faith, GlobalOptions Group shall have no obligation to accept or incorporate any such comments) on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for any amendment, supplement or additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC.  Each of the GlobalOptions Group and Buyer shall use its reasonable best efforts after consultation with the other as provided herein, to respond as promptly as reasonably practicable to all such comments of and requests by the SEC.

(c)           Subject to the last sentence of this Section 4.10(c) and applicable law, GlobalOptions Group shall, through the GlobalOptions Group Board, use its reasonable best efforts to take all action necessary, in accordance with and subject to the Delaware General Corporations Law and its Amended and Restated Certificate of Incorporation and By-laws, to duly call, give notice of and convene and hold a special meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (such special stockholder meeting, the “Special Meeting”) as promptly as practicable, including adjourning such meeting for up to twenty (20) Business Days in order to obtain such approval.  GlobalOptions Group shall include in the Proxy Statement the GlobalOptions Group Board Recommendation and GlobalOptions Group Board shall use its reasonable best efforts to obtain the requisite stockholder approval of the transactions contemplated hereby and this Agreement, subject to the duties of GlobalOptions Group Board to make any further disclosure to the stockholders (which disclosure shall not be deemed to constitute a withdrawal or adverse modification of such recommendation unless expressly stated) and subject to the right to withdraw, modify or change such recommendation in accordance with Section 4.8(b).  Notwithstanding anything herein to the contrary, if the  Sellers and the Company are in compliance with the terms of this Agreement in all material respects and the GlobalOptions Group Board withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Buyer or resolves to do any of the foregoing, (i) GlobalOptions Group shall not be obligated to call, give notice of, convene and hold the Special Meeting and (ii) GlobalOptions Group shall not be required to take any of the other actions set forth in this Section 4.10.

4.11           Notification of Certain Events.  Sellers and the Company shall notify Buyer as promptly as practicable of  (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity (as defined below) in connection with the transactions contemplated by this Agreement, (iii) any legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceeding threatened or commenced against or otherwise affecting Sellers in connection with the transactions contemplated hereby or the Company, (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing Date which makes any of the representations or warranties of Sellers and the Company contained in this Agreement materially untrue or inaccurate or causes or is reasonably likely to cause any material breach of Sellers’ and/or the Company’s obligations under this Agreement and/or (v) any event which may reasonably be anticipated to have a Material Adverse Effect.

4.12            Employee Leasing Agreement.  At the request of the Buyer, Sellers will cooperate with Buyer in the Company’s efforts to negotiate and execute a new Employee Leasing Agreement with Century II Staffing, Inc.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers and the Company make the following representations and warranties to Buyer; provided that each such representation and warranty is made jointly and severally by both Sellers and the Company.  In addition, the following representations and warranties by Sellers and the Company are qualified by the disclosure schedules of Sellers and the Company, which set forth certain disclosures concerning Sellers and the Company.

5.1           Capacity, Organization, Company Power and Licenses.  Each of Sellers and the Company have full power, authority and legal capacity to enter into this Agreement, and the other documents contemplated hereby to which they are a party and to perform their obligations hereunder and thereunder.  Each of Sellers and the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation as listed on the Organization Schedule and, except as set forth on the Organization Schedule, the Company is duly qualified or licensed to do business, and is in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify in all material respects.  As of the Closing Date, the Company will be in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify in all material respects, including those listed as excluded on the Organization Schedule.  The Company posses all requisite corporate power and authority and all material Permits necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted.  Each of Sellers and the Company possesses all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.  The Sellers and the Company have previously delivered to the Buyer copies of the minute books (containing the records of meetings of the shareholders and the board of directors), and the stock record books of the Company.  The copies of the minute books and stock record books previously delivered to the Buyer are correct and complete in all material respects.  The attached Officers, Managers and Directors Schedule sets forth a list all of the officers, managers and directors of the Company.

5.2           Equity Securities and Related Matters; Title to Equity Interests.  The entire authorized, issued and outstanding equity securities of the Company is set forth on the Capitalization Schedule.  GlobalOptions is the record owner of, and except as set forth on the Restrictions Schedule, has good and marketable title to, all of the Equity Interests, free and clear of all Encumbrances.  Upon the consummation of the transactions contemplated by  this Agreement, the Buyer will own 100% of the issued and outstanding equity securities of  the Company, including the Equity Interests,  free and clear of all Liens, Encumbrances and/or any of the interest whatsoever.  All of the issued and outstanding Equity Interests have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any subscription, preemptive rights or rights of first refusal, and are owned of record and beneficially by GlobalOptions.  The Company does not have outstanding any securities convertible or exchangeable for any of its capital stock or equity securities or containing any profit participation features, nor any rights, warrants or options to subscribe for or to purchase its equity securities, capital stock  or any stock or securities convertible into or exchangeable for its equity securities or capital stock  or any equity appreciation rights or phantom stock plan or any securities of any kind other than those set forth on the Capitalization Schedule.  The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities, capital stock or any warrants, options or other rights to acquire its equity securities.  The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of any of its securities.

5.3           Authorization; Noncontravention.  The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which each of Sellers or the Company is a party have been duly authorized by Sellers and the Company, and no other company act or other proceeding on the part of such Persons, its board of directors or their stockholders, other than the GlobalOptions Group Stockholder Approval, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by each of the Company and Sellers and constitutes a valid and binding obligation of each such Person, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which such Person is a party, when executed and delivered by such Person, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms (in each case, subject to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity).  Except as set forth on the attached Restrictions Schedule, the execution and delivery by the Company and Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which such Person is a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Person do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company’s equity interests or assets pursuant to, (d) give any third-party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third-party or any court or administrative or regulatory or governmental body or agency or commission or tribunal or arbitral body (each, a “Governmental Entity”), pursuant to, each of Sellers’ and the Company’s respective organizational documents, certificates of incorporation, operating agreement, bylaws or other constituent documents, or any law, statute, rule or regulation to which the Company or Sellers is subject, or any material agreement, contract, instrument, license, lease, note, bond , mortgage, indenture, Permit, order, judgment or decree to which the Company and/or Sellers is subject.

5.4           Subsidiaries.  The Company holds no securities of any entity and owns no Subsidiaries and has no ownership interest in any Person.

5.5           Financial Statements.  Each of the (a) audited balance sheet of the Company, dated December 31, 2009, and the internal unaudited balance sheet of the Company as of June 30, 2010 (the internal unaudited balance sheet of the Company as of June 30, 2010 is referred to herein as the “Latest Balance Sheet”); (b) audited statement of operations of the Company dated December 31, 2009,  and the internal unaudited statement of operations of the Company as of June 30, 2010; (c)  the audited statement of cash flows for the year ended December 31, 2009 and (d) the audited statement of Parent’s equity for the year ended December 31, 2009,  (A) present fairly the financial condition and position and operating results of the Company as of the date thereof and for the periods therein indicated; (B) reflect the consistent application of accounting principles throughout the periods indicated; and (C) were prepared in accordance with the books and records of the Company and GAAP, subject to the exclusions from GAAP set forth in the Exclusions From GAAP Schedule for the unaudited June 30, 2010 balance sheet and statement of operations. All of the financial statements referred to in this Section 5.5 are attached to this Agreement as Exhibit F (the “Financial Statements”).

5.6           Accounts Receivable and Payable.  The attached Accounts Receivable and Payable Schedule sets forth a list of all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected on the books of the Company as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP), each of which, except as set forth on the Accounts Receivable and Payable Schedule, are (i) valid receivables arising in the ordinary course of business, (ii) have arisen out of the bona fide sales and deliveries of goods or the performance of services consistent with past practice and (iii) not subject to valid defenses, set-offs and/or counterclaims.  To the Knowledge of Sellers, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.  The attached Accounts Receivable and Payable Schedule sets forth a list of all accounts payable, each of which, except as set forth on the Accounts Receivable and Payable Schedule, were incurred in the ordinary course of business consistent with past custom and practice and are valid payables for products or services purchased by the Company.

5.7           Absence of Undisclosed Liabilities.  To the Knowledge of Sellers, except as set forth on the attached Liabilities Schedule, the Company has no Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Latest Balance Sheet with respect to the Company, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or  lawsuit) or (c) obligations under contracts and commitments described on the attached Contracts Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 5.12 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date).  As of the Closing Date all intercompany debts, liabilities and/or obligations owed by the Company to either or both of the Sellers has been converted, prior to the Closing, into equity in a manner acceptable to the Buyer

5.8           No Material Adverse Effect.  Since December 31, 2009, there has occurred no fact, event, development, change or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

5.9           Absence of Certain Developments.  Except as set forth on the attached Developments Schedule, since December 31, 2009, (i) the Company has operated its business in the ordinary course consistent with past practices; and (ii) there has not been any event, change or development that, individually or in the aggregate would be prohibited by Section 4.5 if it occurred between the date of this Agreement and the Closing.

5.10           Assets.  To the Knowledge of Sellers, except as set forth on the attached Assets Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the Latest Balance Sheet with respect to the Company or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Permitted Liens) and such properties and assets are suitable for the purposes for which intended and are in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear.  To the Knowledge of Sellers, the Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as presently conducted (none of which are owned by, or leased from, Sellers or any of their Affiliates (other than the Company).  All of the assets and properties of the Company shown on the Latest Balance Sheet constitute all of the assets and properties necessary for or currently used in the conduct of the Company’s business, and are adequate to conduct the operations of the Company as currently conducted as of the date of this Agreement.  Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own 100% its assets free and clear of all Liens, Encumbrances and/or any interest whatsoever, except for personal property leases identified on the Assets Schedule.

5.11           Real Property.

(a)           The Leased Real Property Schedule attached hereto contains a complete list of all real property leased or subleased by the Company (individually “Leased Real Property” and collectively, the “Leased Realty”).  The Company has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens.  With respect to the lease for the Leased Realty (the “Realty Leases”), to the Knowledge of Sellers and/or the Company except as set forth on the Leased Real Property Schedule:  (i) each Realty Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any other party to the Realty Leases (y) is in breach or default of any Realty Lease or (z) has received any written notice claiming any such breach or default; (iii)  no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Realty Leases; (iv) no party to the Realty Leases has repudiated any provision thereof; (v) there are no disputes, oral agreements or forbearance programs in effect as to the Realty Leases; (vi) the Realty Leases have not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Leases.  For purposes of this Section 5.11, with respect to the other parties to Realty Leases, the Knowledge of Sellers and/or the Company is defined as the actual knowledge of Sellers and the Company with no reasonable inquiry required.

(b)           The Company does not own, and since February 28, 2007 has not owned, any real property.

(c)           All buildings and all components of all buildings, structures and other improvements included within the Leased Real Property (the “Improvements”) are in good condition and repair and adequate to operate such facilities as currently used, to the best of the Company’s or Sellers’ Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used, occupied or operated or intended to be used, occupied or operated.  There are no structural deficiencies or, to the Company’s or Sellers’ Knowledge, latent defects affecting any Improvements located on the Leased Real Property.

(d)           There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein.  There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Company’s business as currently conducted thereon.

5.12           Contracts and Commitments.

(a)           To the Knowledge of Sellers and/or the Company, except as set forth on the attached Contracts Schedule, the Company is not a party to or bound by any written or oral:

(i)           pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii)           contract for the employment of any officer, individual employee or other Person on a full time, part-time, consulting or other basis or relating to loans to officers, directors, managers or Affiliates;

(iii)           contract under which the Company has made advances or loans to any other Person;

(iv)           agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company and/or the equity securities of the Company;

(v)           guaranty, performance bond or similar agreement;

(vi)           lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $15,000;

(vii)           lease or agreement under which the Company is lessor of or permits any third-party to hold or operate any property, real or personal, owned or controlled by the Company;

(viii)           contract or group of related contracts with the same party or group of Affiliated parties the performance of which involves consideration in the aggregate in excess of $50,000;

(ix)           assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights);

(x)           warranty agreement with respect to its services rendered or its products sold or leased;

(xi)           sales or franchise agreement;

(xii)           advertising, vendor rebate or product purchase or sale discount agreement;

(xiii)           agreement with a term of more than six months which is not terminable by the Company upon less than 30 days’ notice without penalty and involves a consideration in excess of $50,000 annually;

(xiv)           contract regarding voting, transfer or other arrangements related to the Company’s securities, capital stock, equity interests or warrants, options or other rights to acquire any of the Company’s securities;

(xv)           contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world or requiring it to exclusively purchase or sell products or services to a third-party;

(xvi)           any contract or agreement requiring the Company to pay any Person based on a percentage of revenue, profit and/or business generated by the Company; or

(xvii)           any other agreement which is material to its operations and business prospects or involves a potential consideration in excess of $50,000 annually or in excess of $100,000 at any time.

(b)           To the Knowledge of Sellers and/or the Company, all of the contracts, leases, agreements and instruments set forth or required to be set forth on the Contracts Schedule (the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby.  To the Knowledge of Sellers and/or the Company, except as set forth on the Contracts Schedule, (i) the Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any written claim of default or breach under any Material Contract, (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any Material Contract, (iii) the Company does not have any present expectation or intention of not fully performing all such obligations, (iv) neither the Company nor Sellers has Knowledge of any breach or anticipated breach by the other parties to any Material Contract.  For purposes of this Section 5.12(b)(iv), the Knowledge of Sellers and the Company is defined as the actual knowledge of the Sellers and the Company with no reasonable inquiry required.

5.13           Intellectual Property Rights.

(a)           To the Knowledge of Sellers and/or the Company, the attached Intellectual Property Schedule contains a complete and accurate list of all (i) issued patents owned or used by the Company, (ii) pending patent applications, (iii) registered trademarks owned or used by the Company, (iv) applications for registration of trademarks filed by or on behalf of the Company, (v) registered copyrights owned by the Company, (vi) applications for registration of copyrights filed by or on behalf of the Company, (vii) material unregistered Intellectual Property Rights owned or used by the Company and (viii) material software owned or used by the Company, together with other material software used in its business (other than commercially-available, off-the-shelf third-party software.  To the Knowledge of Sellers and/or the Company, the attached Intellectual Property Schedule also contains a complete and accurate list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, for Intellectual Property Rights that relate to its business (excluding licenses for commercially-available, off-the-shelf third-party software), in each case identifying the subject Intellectual Property Rights.  To the Company’s and the Sellers’ Knowledge, the Company has full title to and ownership of or has the legal right to use all Intellectual Property Rights including documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing and customer support related thereto necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others.  To the Company’s and the Sellers’ Knowledge, the Intellectual Property set forth on the Intellectual Property Schedule includes all of the Intellectual Property used in the business of the Company and the ordinary day-to-day operations of the Company, and there are no other items of Intellectual Property that are material to the business of the Company and the ordinary day-to-day operations of the Company.

(b)           Except as set forth on the attached Intellectual Property Schedule, to the Knowledge of Sellers and/or the Company, (i) there have been no claims made or threatened against the Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by it and there is no basis for any such claim, (ii) neither Sellers nor the Company has received any notices of, or has any Knowledge of, any facts which indicate a reasonable likelihood of any infringement or misappropriation by, or conflict with, any third-party with respect to any Intellectual Property Rights (including any demand or request that the Company license any rights from a third-party), (iii) the conduct of the Company’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, (iv) the Company has the right to use and license the Intellectual Property Rights in the operation of its business as presently conducted or as presently proposed to be conducted, free and clear of any claim or conflict with the rights of others, (v) no royalties, honorariums or fees are payable by the Company to any Person by reason of the ownership or use of any of the Intellectual Property Rights in the operation of its business as presently conducted or as presently proposed to be conducted, and (vi) the transactions contemplated by this Agreement will not adversely affect the Company’s right, title or interest in and to the Intellectual Property Rights listed on the attached Intellectual Property Schedule and/or the Contracts Schedule.

(c)           To the Knowledge of Sellers, except as set forth on the attached Intellectual Property Schedule, there are no actions that must be taken by any party within one hundred eighty (180) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications, certificates or responses to office actions issued by the U.S. Patent and Trademark Office or other Governmental Entity for the purposes of obtaining, maintaining, perfecting, or preserving or renewing the Company’s rights in any Intellectual Property Rights used in or necessary to its business as presently conducted or as presently proposed to be conducted.

(d)           To the Knowledge of Sellers, the Company has taken reasonably necessary measures and precautions to protect and maintain the confidentiality, secrecy and value of all Intellectual Property Rights material to its business.  To the Knowledge of Sellers, all material disclosures of confidential Intellectual Property Rights owned by the Company to Persons other than the Company have been made pursuant to non-disclosure agreements that protect the confidentiality of such Intellectual Property Rights and restrict the use of such Intellectual Property Rights to an identified purpose.  To the Knowledge of Sellers, all employees and independent contractors of the Company that are or at any time were employed in jobs pursuant to which inventions pertaining to the Company’s business might reasonably be expected to be conceived have executed (i) invention assignment agreements assigning all rights in and to inventions created during and in the course of employment or services, as applicable, to the Company and (ii) non disclosure agreements.  To the Company’s and the Sellers’ Knowledge, the Company is not aware that any of its employees or officers are in violation of such invention assignment and /or non disclosure agreements.

(e)           The Sellers and the Company have delivered or made available to the Buyer correct and complete copies of all the licenses and sublicenses of the Intellectual Property used by and/or granted by the Company.  With respect to each such license and sublicense, to the Company’s and the Sellers’ Knowledge:

(i)           such license and sublicense is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

(ii)           such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

(iii)           neither the Sellers nor the Company (i) received any notice of termination or cancellation under such license or sublicense; (ii) received any notice of a breach or default under such license or sublicense, which breach has not been cured; nor (iii) granted to any other third-party any rights, adverse or otherwise, under such license or sublicense that would constitute a breach of such license or sublicense;

(iv)           neither the Sellers, the Company, nor, to the Sellers and/or the Company’s knowledge, any other party to such license or sublicense is in breach or default in any material respect, and, to the Seller’s and/or the Company’s knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense; and

(v)           Sellers warrant that all computer equipment (including mainframes, personal computers, servers, and client/server stations), all associated or interconnected network equipment, routers, semi-conductor chips, embedded software, and communication lines, and all Company and third-party application software utilized in support of the business and all other equipment (including printers, copiers, fax machines and telephones), owned, licensed or operated by Company or an affiliate shall be able to be fully utilized by Company post-closing without any additional service, license, transfer or any other fees of any kind, consents or encumbrances other than as set forth on the attached Schedules.

(f)           Except as set forth on the attached Intellectual Property Schedule, no Intellectual Property Rights contain, or are derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models (i) was or is  used in connection with the development of any of the Company’s Intellectual Property Rights in any manner that would restrict the ability of the Company to protect its proprietary interests in any such Intellectual Property Rights or (ii) was or is incorporated in whole or in part, or has been distributed in whole or in part in conjunction with any product or service provided by the Company in any manner that would restrict the ability of the Company to protect its proprietary interests in any such product or service or that could require, or could condition the use or distribution of any such product on, the disclosure, licensing or distribution of any source code for any portion of the Company’s source code. The Company has not embedded any open source, copyright or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement, in any manner that would restrict the ability of the Company to protect its proprietary interests in any such product or that could require, or could condition the use or distribution of any such product on, the disclosure, licensing or distribution of any source code for any portion of the Company’s source code.

5.14           Litigation.  Except as set forth on the attached Litigation Schedule:  (i) there are no (and, since February 28, 2007, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company’s or Sellers’ Knowledge, threatened against or affecting the Company, its  financial condition, properties, assets, liabilities, business, operations, results of operations and/or prospects of the Company (or to the Company’s or Sellers’ Knowledge, pending or threatened against or affecting any of the officers, directors, managers or employees of the Company with respect to its business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), (ii) the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any investigations or inquiries from any Governmental Entity and (iii) to the Company’s or Sellers’ Knowledge, there is no reasonable basis for any of the foregoing.  The Company is not subject to any judgment, order or decree of any court or other Governmental Entity, and to Sellers’ Knowledge, the Company has not received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities.

5.15           Compliance with Laws.  To the Knowledge of Sellers, except as set forth on the attached Compliance Schedule:

(a)           The Company has complied and is in compliance with all Applicable Laws, relating to the operation of its business and the maintenance and operation of its properties and assets in all material respects.  No notice has been received by and no claims have been filed against the Company alleging a violation of any such Applicable Laws.  The Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.  Neither the Sellers on behalf of the Company, the Company, any director, officer, member, manager, agent, consultant shareholder nor other person associated with or acting on behalf of the Company has, directly or indirectly (i) used any Company and/or  Sellers funds for unlawful contributions, gifts, entertainment or other unlawful payments to any domestic or foreign governmental politicians, officials, employees or representatives or to any campaign; (ii) violated any Applicable Law related to bribery, kickbacks, payoffs, unlawful gifts or similar or comparable payments in connection with attempts to or actually securing business, favorable treatment or special concessions of any kind; or (iii) violated any provisions of the Foreign Corrupt Practices Act or similar Applicable Laws.

(b)           The Company holds and is in compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties and the attached Permits Schedule sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations (collectively, the “Permits”).  No notices have been received by the Company alleging the failure to hold any of the foregoing.  All of such Permits will be available for use by Buyer and the Company immediately after the Closing.

5.16           Employees.

(a)           The attached Employees Schedule correctly sets forth the name and current annual salary and the benefits received by  each of the Company’s employees, whether any employees are absent from active employment, including, but not limited to, leave of absence or disability and whether such employee has any form of employment agreement with the Company.  To the Knowledge of Sellers and the Company, except as set forth on the attached Employees Schedule, (i) the Company is not aware that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company; (ii) the Company has complied with all Applicable Laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, the classification of employees and consultants, and the payment of social security and other Taxes) and employment practices (including terms and conditions of employment, wages and hours); (iii) the Company is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any applicable federal, state, foreign, and local laws, rules, and regulations relating to the employment of labor; (iv) the Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to COBRA, unemployment compensation benefits, social security, or other benefits for employees or former employees of the Company; (v) the Company is not aware that it has any labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material grievances) and the Company has not engaged in any unfair labor practice; (vi) the Company has no independent contractors who have provided services to the Company for a period of six (6) consecutive months or longer; (vii) neither the Company nor any of its employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company, except for agreements between the Company and its present and former employees and (viii) no employee is currently under a performance plan or any other probationary type programs. The terms “employees” and “employee” as used in this Agreement with respect to the Company refers to all employees employed directly by the Company and any employee leased from Century II Staffing, Inc. that provides services to the Company and the definition of the Sellers’ and the Company’s Knowledge for purposes of subsections (ii), (iii) and (iv) of this Section 5.16(a) shall be defined as the actual knowledge of Sellers and the Company with no reasonable inquiry required.

(b)           With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied.  Within the past three (3) years, the Company has not implemented any plant closing or mass layoff of employees as those terms are defined in the WARN Act, or any similar foreign, state or local law, regulation or ordinance, and no such action will be implemented without advance notification to Buyer.

(c)           Other than as set forth on the Employment Payment Schedule, there are no payments and/or monetary obligations of any kind whatsoever that will become due and/or payable by the Company to any employee, consultant and/or any Person as a result of the purchase of the Equity Interests and/or, the consummation of any transaction contemplated by this Agreement.

5.17           Employee Benefit Plans.  Neither Sellers nor the Company have maintained any “Defined Benefit Plans” (as defined in Section 414(1) of the Code) with respect to the employees of the Company and/or except for plans maintained by Century II on behalf of the Company, any other form of employee benefit plan, except as disclosed on the attached Employee Benefit Plan Schedule with respect to the employees of the Company. To the Sellers’ and the Company’s Knowledge all contributions or other payments required to be made under the terms of any employee benefit plan or otherwise have been timely made.  There are no unfunded obligations of any kind for which the Company is responsible for under Section 412 of the Code.  The definition of the Sellers’ and the Company’s Knowledge for purposes of this Section 5.17 shall be defined as the actual knowledge of Sellers and the Company with no reasonable inquiry required.

5.18           Insurance.  The attached Insurance Schedule contains a description of each insurance policy maintained by or for the Company with respect to its properties, assets and businesses setting forth the type of coverage, the annual premiums (including any retrospective premium adjustments), deductibles and coverage amounts therefor and indicates whether such policy is on a “claims made” or “occurrence” basis, and whether each such policy is in full force and effect.  Neither the Sellers nor the Company is in default with respect to its obligations under any insurance policy maintained by or for the Company, such insurance policies will not expire, be modified or otherwise terminate (or give a party the right to terminate or modify such insurance policies) due to the consummation of the transactions contemplated by this Agreement, and the Company has not been denied insurance coverage or been subject to gaps in insurance coverage.  Except as set forth on the Insurance Schedule, the Company has no self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet with respect to the Company are adequate (and the reserves to be set forth on the books of the Company as of the Closing will be adequate and have been prepared in accordance with GAAP) to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

5.19           Tax Matters.

(a)           Each member of Sellers’ Affiliated Group as identified on the attached Affiliated Group Schedule, including without limitation, the Company, have timely filed with the appropriate Taxing authorities all Tax Returns required to be filed by them (taking into account all applicable extensions), including all combined and unitary Tax Returns required to be filed by them, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are complete and accurate in all material respects.  All Taxes due and payable by each member of Sellers’ Affiliated Group, including, without limitation, the Company, (whether or not shown or required to be shown on any Tax Return) have been paid and they have withheld and paid over to the appropriate Taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third-party.  All Taxes accrued but not yet due are accrued on the Latest Balance Sheet and will be accrued on the books of the Company as of the Closing.  The unpaid Taxes of each member of Sellers’ Affiliated Group, including without limitation, the Company: (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the their financial statements, including the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past tax practices.

(b)           Except as set forth on the attached Taxes Schedule:

(i)           no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Taxing authority against the Company;

(ii)           there is no action, suit, Taxing authority proceeding or audit now in progress, pending or, to the Company’s or Sellers’ knowledge, threatened against or with respect to the Company;

(iii)           Sellers and the Company do not reasonably expect any Taxing authority to claim or assess any amount of additional Taxes against any member of Sellers’ Affiliated Group, including, without limitation, the Company;

(iv)           no claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to Taxes assessed by such jurisdiction;

(v)           there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company;

(vi)           the Company is not a party to any Tax allocation, Tax sharing, or Tax indemnity agreement or similar arrangement;

(vii)           the Company (i) has not been a member of an Affiliated Group filing a consolidated federal or state income Tax Return other than the Affiliated Group of which Sellers are currently members and are disclosed on the attached Affiliated Group Schedule and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise other than to the members of the Affiliated Group of which Sellers are currently members.  Sellers and the Company filed a consolidated federal income Tax Return for the Tax year immediately preceding the current Tax year;

(viii)           the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes;

(ix)           the Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction;

(x)           the Company is not required to include any items of income in, or exclude any items of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date for any reason, including as a result of any:  (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) the cash basis method or completed contract method of accounting or (v) prepaid amount received on or prior to the Closing Date;

(xi)           the Company does not have a permanent establishment in any foreign country other than the country in which it is organized and does not and has not engaged in a trade or business in any foreign country other than the country in which it is organized;

(xii)           none of the assets of the Company are subject to Section 197(f)(9) of the Code;

(xiii)           during the five-year period ending on the Closing Date, the Company was not a distributing corporation or controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(xiv)           the Company has not engaged in any “listed transaction” as defined in Section 1.6011-4 of the Treasury Regulations;

(xv)           the Company will not, as a result of the transaction contemplated by this Agreement, have any Tax attributes affected by application of Treasury Regulation Section 1.1502-36(d).  Except as set forth on the Taxes Schedule, the Company does not have any amounts of income deferred under Treasury Regulation Section 1.1502-13 or an excess loss account under Section 1.1502-19.

(xvi)           the Sellers and/or the Company have previously delivered to the Buyer copies of all Tax Returns previously filed with respect to the Company for February 28, 2007 through December 31, 2007 and for the 2008 fiscal year;

(xvii)           There is no extension or waiver of the limitation period applicable to any Tax or Tax Return of Sellers and/or the Company (or any member of Sellers’ Affiliated Group).  No power of attorney granted by the Sellers and/or the Company (or any member of Sellers’ Affiliated Group) with respect to any Tax matters is currently in force;

(xviii)           The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement or agreements that, individually or collectively, provide for the payment by the Company of any amount of salaries or other compensation for services (i) that is not deductible under Sections 162(a)(1) or 404 of the Code or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code; and

(xix)           The Company is not or has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.20           Brokerage and Transaction Bonuses.  Except as set forth on the attached Brokerage and Transaction Bonuses Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers or the Company.  Except as set forth on the attached Brokerage and Transaction Bonuses Schedule, there are no special bonuses or other similar compensation payable to any employee, director and/or consultant of the Company and/or the Sellers in connection with the transactions contemplated hereby (the “Employee Transaction Bonuses”).  Sellers shall pay, and hold the Company, Buyer and their Affiliates harmless against, any liability, loss or expense (including  reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation, including Employee Transaction Bonuses.

5.21           Bank Accounts.  To the Knowledge of Sellers and/or the Company, the Bank Account Schedule attached hereto lists all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization) with addresses of the respective financial institutions.  The Bank Account Schedule also identifies all lock boxes into which payments for the Company’s goods and/or services are deposited into.

5.22           Names and Locations.  To the Knowledge of Sellers and/or the Company, except as set forth on the attached Names and Locations Schedule, since February 28, 2007, neither the Company nor any of its predecessors has used any name or names under which they have invoiced account debtors, maintained records concerning its assets or otherwise conducted business.  All of the material tangible assets and properties of the Company are located at the locations set forth on the Names and Locations Schedule.

5.23           Affiliated Transactions.  To the Knowledge of Sellers and the Company and except as set forth on the attached Affiliated Transactions Schedule, other than the Sellers, no officer, director, manager, shareholder, employee or Affiliate of the Company or the Seller, or to the Company’s or Sellers’ Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity, (i) owns any beneficial interest in the Company; (ii)  is a party as of the date of this Agreement (or has been a party since February 28, 2007), to any agreement, contract, commitment or transaction with the Company or its employees or has any interest in any property used by the Company; (iii) owns an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which furnishes, sells, supplies, or during such period furnished, sold or supplied, services or products to the Company, or purchased, or during such period purchased from the Company any goods or services, or otherwise does, or during such period did, business with the Company; (iv) owns any rights in or to any of the Intellectual Property, assets, properties and/or rights owned  or licensed by the Company and/or used by the Company in its operations, including, but not limited to, any rights as a secured party, lender and/or debt holder; (v) owns an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which is directly or indirectly in competition with the Company; and/or (vi) has the right to receive any payments of any kind from the Company other than compensation pursuant to employment agreements or as at will employees.

5.24           Customers and Suppliers.  To the Knowledge of Sellers and/or the Company, the Customers and Suppliers Schedule attached hereto sets forth (a) a list of the top ten customers of the Company (by volume of sales to such customers) and (b) a list of the top ten suppliers of the Company (by volume of purchases from such suppliers), for the fiscal year ended December 31, 2009 and for the six month period ended June 30, 2010 (with volumes for such periods indicated on such schedule).  To the Knowledge of Sellers and/or the Company, the Company has not received any notice (oral or written) from any material customer of the Company to the effect that, and the Company and/or the Sellers have no actual knowledge, with no duty of inquiry, that, such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  To the Knowledge of Sellers and/or the Company, the Company has not received any notice (oral or written) from any material supplier to the Company to the effect that, and Sellers and/or the Company have no actual knowledge with no duty of inquiry, that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

5.25           Indebtedness.  To the Knowledge of Sellers, the Indebtedness Schedule sets forth all Indebtedness of the Company.

5.26           Environmental Matters.  Notwithstanding anything to the contrary contained in this Agreement and except for the items forth in the Environmental Matters Schedule, since February 28, 2007:

(a)           The Company’s  operations have at all times complied in all material respects with and presently comply in all material respects with all Applicable Law, regulations and other requirements of any Governmental Entity or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of the environment (collectively, “Environmental Laws”) and the Company has obtained and maintained in effect all material licenses, permits and other authorizations or registrations (collectively “Environmental Permits”) required under all Environmental Laws and is in material compliance with all such Environmental Permits, except where the failure to obtain such Environmental Permits or materially comply with such Environmental Permits would not reasonably be expected to result in the Company incurring a material liability under any Environmental Laws.

(b)           Neither the Sellers nor the Company has performed, failed to perform or suffered any act which would reasonably be expected to give rise to, or has incurred, material liability for the Company under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), or any other Environmental Laws, nor has it received written notice of any such liability or any claim therefor.

(c)           Other than commonly used office or janitorial products, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in or otherwise subject to any applicable Environmental Law and collectively referred to herein as “Hazardous Materials”), has been released, placed, or disposed of by the Company on, at, or beneath any of the assets or properties currently owned or leased by the Company in material violation of any Environmental Laws which would reasonably be expected to result in the Company incurring a material liability under any Environmental Laws.

(d)           To the Knowledge of the Sellers and/or the Company, the Company has not exposed any employee or third-party to any Hazardous Materials or conditions which would reasonably be expected to result in the Company incurring a material liability under any Environmental Laws.

(e)           There are no pending or, to the Knowledge of the Sellers and/or the Company, no threatened, administrative, judicial or regulatory proceedings or actions, or any consent decrees or other agreements in effect, of which the Company has received written notice of or is a party to, alleging violations or liability under any Environmental Laws, which would reasonably be expected to result in the Company incurring a material liability under any Environmental Laws.

(f)           The representations in this Section 5.26 are the sole and exclusive representations and warranties concerning environmental matters and environmental compliance relating to the Company and any of the assets or properties owned or leased by the Company.

5.27           No Additional Representations.  Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Sellers, the Company nor any Person acting on either of their respective behalves, makes any representation or warranty relating to Sellers or the Company.  Sellers and the Company hereby disclaim any implied warranty with respect to them, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.  To the Knowledge of the Company and Sellers there is no fact which adversely affects, or may in the future adversely affect the business, operations, affairs condition, or prospects of the Company, its  financial condition, properties, assets, liabilities, business, operations, results of operations and/or prospects which has not been set forth in this Agreement.

5.28           Closing Date.  The representations and warranties of Sellers and the Company contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any certificate delivered by Sellers or the Company to Buyer shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

5.29           Proxy Statement.  The Proxy Statement will, when filed, and when first mailed to stockholders and at the time stockholders vote on the approval of the transactions contemplated by this Agreement, comply as to form in all material respects with the applicable requirements of the Exchange Act.  At the time the Proxy Statement is first mailed to GlobalOptions Group’s stockholders and at the time such stockholders vote on the approval of the transactions contemplated by this Agreement, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.30           No Rights Agreement; Takeover Statutes.  Neither Sellers nor the Company is a party to any rights agreement or “poison pill” or similar agreement.  The GlobalOptions Group Board has taken all necessary action, including, without limitation, the approval of this Agreement and the transactions contemplated by this Agreement, to ensure that the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware will not apply to this Agreement or the transactions contemplated by this Agreement.  No other so-called “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover laws apply or purport to apply to this Agreement or any of the transactions contemplated by this Agreement.

5.31           SEC Filings.  For purposes of this Section 5.31, “SEC Document” means all reports, statements, schedules and registration statements filed by any Seller with the SEC since December 31, 2009, together with all information incorporated by reference therein.

(a)           As of its filing date, except as set forth in a subsequent SEC Document filed prior to the date of this Agreement, each disclosure related to the Company set forth in any SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on its respective filing date.

(b)           As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), no disclosure related to the Company set forth in any SEC Document filed pursuant to the Securities Act and/or the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein related to the Company, in the light of the circumstances under which they were made, not misleading.

5.32           Prepayments and Deposits.  To the Knowledge of Sellers and the Company, the attached Prepayments and Deposits Schedule sets forth a materially complete and accurate list of all prepayments or deposits from customers for services to be performed after the Closing Date which have been received by Seller as of the Execution Date.  All such prepayments and deposits are properly accrued for on the Company’s financial statements in accordance with GAAP applied on a consistent basis.

5.33           Inventories.  The attached Inventory Schedule lists all inventories maintained by the Company including a description thereof and the actual cost of such inventories and, solely with respect to finished goods available for sale, the list price that the Sellers believe represents projected market value of such finished goods available for sale.  To the Knowledge of the Sellers and the Company, all inventory set forth in such schedule is good and fit for the particular purpose for which it is intended, and with respect to finished goods available for sale, is merchantable and marketable in the existing product lines of the Company.

5.34           Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Company which are set forth on Warranty Schedule attached hereto, (b) manufacturers’ warranties for which the Company has no liability, and (c) other warranty terms negotiated by contract and shown on the attached Warranty Schedule.  The attached Warranty Schedule also sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the prior three fiscal years and the most recent interim period.

5.35           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to Sellers and the Company:

6.1           Capacity, Organization and Company Power.  Buyer has full power, authority and legal capacity to enter into this Agreement, and the other documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation as listed on Buyer Organization Schedule is duly qualified or licensed to do business, and is in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify in all material respects.  Buyer possesses all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.

6.2           Authorization; Noncontravention.  The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party have been duly authorized Buyer, and no other company act or other proceeding on the part of Buyer, its board of directors or its stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which Buyer is a party, when executed and delivered by Buyer, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its respective terms (in each case, subject to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity).  Except as set forth on the attached Buyer Restrictions Schedule, the execution and delivery by Buyer of this agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer do not and shall not (a) conflict with, (b) result in a breach of or (b) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third-party or any Governmental Entity, pursuant to, Buyer’s organizational documents, operating agreement, bylaws or other constituent documents, or any law, statute, rule or regulation to which the Company or Sellers is subject, or any material agreement, instrument, license, Permit, order, judgment or decree to which Buyer is subject.

6.3           Litigation.  There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of Buyer, threatened against Buyer, at law or in equity, before any Governmental Entity, that might have an adverse effect on Buyer’s ability to perform any of its obligations under this Agreement or the agreements referenced herein or to consummate the transactions contemplated hereby or thereby.

6.4           Brokerage and Transaction Bonuses.  Except as set forth on the attached Buyer Brokerage and Transaction Bonuses Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer.  Except as set forth on the attached Buyer Brokerage and Transaction Bonuses Schedule, there are no special bonuses or other similar compensation payable to any Person in connection with the transactions contemplated hereby (the “Buyer Employee Transaction Bonuses”).  Buyer shall pay, and hold Sellers and their Affiliates harmless against, any liability, loss or expense (including  reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation, including Buyer Employee Transaction Bonuses.

6.5           Sufficient Funds.  As of the date of this Agreement, Buyer has, and as of the Closing Date, Buyer will have, sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any non affiliated third-party, to make the payments required under Article II, to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated hereby and to satisfy any other payment obligations that may arise in connection with the transactions contemplated hereby. Buyer has no reason to believe that the funds necessary to make the payments required under Article II and to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated hereby will not be available to Buyer on the Closing Date.

6.6           Investigation by Buyer.  Buyer acknowledges and agrees that, other than as set forth in this Agreement, none of Sellers, the Company or any of their respective directors, officers, employees, stockholders, Affiliates, agents or other representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to Buyer or their respective agents or other representatives prior to the execution of this Agreement.

6.7           Closing Date.  The representations and warranties of Buyer contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any certificate delivered by Buyer to Sellers shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

ARTICLE VII

TERMINATION

7.1           Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)           by the mutual written consent of Buyer, on the one hand, and Sellers, on the other hand;

(b)           by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement which would individually or in the aggregate, reasonably be expected to prevent the ability of the  Buyer to consummate the transactions contemplated hereby), if there has been a material misrepresentation or a material breach of a representation or warranty or a material breach of a covenant by Sellers or the Company in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibit attached hereto, which has not been cured within twenty (20) days after written notification thereof by Buyer to Sellers. Notwithstanding the foregoing the Sellers will not be afforded any cure period for a violation of Section 4.8;

(c)           by Sellers (if Sellers are not in material breach of any of their respective representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would constitute a Material Adverse Effect), if there has been a material misrepresentation or a material breach of representation or warranty or a material breach of a covenant by Buyer in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibit attached hereto, which has not been cured within twenty (20) days after written notification thereof by Sellers to Buyer;

(d)

(i)           In the event that the Parent does not receive comments from the SEC on the Proxy Statement, by either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before November 15, 2010 (the “No Comments Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before the No Comments Outside Date (including, with respect to each of Parent and Seller, Parent’s failure to fulfill its obligations regarding the Proxy Statement and/or  the holding of  the Special Meeting in accordance with Section 7.1(d)(v)  and/or 4.10).  Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, the Sellers agree to use their commercially reasonable efforts to close the transactions contemplated by this Agreement as soon as possible.

(ii)           In the event that the Parent does receive comments from the SEC on the Proxy Statements, by either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before December 24, 2010 (the “November Comments Outside Date”), provided that the SEC has cleared the Proxy Statement on or before November 15, 2010 and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before the October Comments Outside Date (including, with respect to each of Parent and Seller, Parent’s failure to fulfill its obligation to hold the Special Meeting in accordance with Section 7.1(d)(v) and/or 4.10). Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, the Sellers agree to use their commercially reasonable efforts to close the transactions contemplated by this Agreement as soon as possible.

(iii)           In the event that the Parent does receive comments from the SEC on the Proxy Statements and the SEC has not cleared the Proxy Statement on or before November 15, 2010, by either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before January 15, 2011 (the “December Comments Outside Date”) provided that the SEC has cleared the Proxy Statement on or before December 1, 2010 and, provided, however, that the right to terminate this Agreement under this Section 7.1(d) (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before the November Comments Outside Date (including, with respect to each of Parent and Seller, Parent’s failure to fulfill its obligation to hold the Special Meeting in accordance with Section 7.1(d)(v) and/or 4.10). Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, the Sellers agree to use their commercially reasonable efforts to close the transactions contemplated by this Agreement as soon as possible.

(iv)           By either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before January 15, 2011.  Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, the Sellers, on the one hand, and Buyer, on the other hand, agree to use their commercially reasonable efforts to close the transactions contemplated by this Agreement as soon as possible.;

(v)           by Buyer if:

(1)           Parent does not file the preliminary Proxy Statement within thirty (30) days after the Execution Date; or

(2)           Parent does not respond to comments received from the SEC within fourteen (14) days of such receipt of such comments, provided, however, the obligation to respond within fourteen (14) days is tolled upon receipt of comments from the SEC related to financial information or otherwise, including comments from the SEC related to whether the transactions contemplated by this Agreement are part of a Section 13e-3 “going private” transaction, which information for such response is not readily available to Parent or Seller and, as such, Parent and Seller are required to obtain such information from a third party, in which case Parent and Seller shall use commercially reasonable efforts to obtain such information from a third party as soon as practicable, or

(3)           Seller does not hold the Special Meeting within thirty (30) days following the receipt from the SEC of clearance of the Proxy Statement.

;provided, however, that (i) the right to terminate by Buyer pursuant to Section 7.1(d)(v)(i) is waived if not exercised after thirty (30) days from the execution date of this Agreement but prior to the filing by Parent of the preliminary Proxy Statement with the SEC; (ii) the right to terminate by Buyer pursuant to Section 7.1(d)(v)(ii) is waived if not exercised after fourteen (14) days from the receipt of written notice from Parent or Seller, as the case may be, that such Person has received comments from the SEC, subject to the proviso set forth in Section 7.1(d)(v)(ii), but prior to the filing by Parent of a response to such SEC comments or (iii) the right to terminate by Buyer pursuant to Section 7.1(d)(v)(iii) is waived if not exercised after thirty (30) days from the receipt of written notice from Parent or Seller, as the case may be, that such Person has received clearance from the SEC with respect to the Proxy Statement, but prior to Parent holding the Special Meeting.

For purposes of this Section 7.1 and Section 4.10., the term “clearance” or any derivation thereof shall mean that Parent or Seller, as the case may be, has not received notice (whether written or oral) from the SEC that it will issue comments with respect to the Proxy Statement within the ten (10) day comment period contemplated by Section (a) of Rule 14a-6 of the Securities Act or Parent has received confirmation (whether written or oral) from the SEC that it has no comments or no further comments with respect to the Proxy Statement.

(e)           by Buyer if (i) both, any one or more of Sellers or the Company manually counter-sign any written agreement, arrangement, letter of intent or understanding relating to a proposed Superior Proposal received from a third party, whether conditional or not, with respect to the Company and/or a Takeover Proposal received from a third party, other than a non-disclosure agreement or confidentiality agreement; (ii) the GlobalOptions Group Board Recommendation that its stockholders vote in favor of the transactions contemplated hereby is withdrawn; or (iii) a tender offer or exchange offer for more than fifty percent (50%) of the outstanding shares of capital stock of GlobalOptions Group that does not respect the terms of this Agreement is commenced and the GlobalOptions Group Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, the taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer);

(f)           by GlobalOptions Group if the GlobalOptions Group Board, acting by a majority of the entire GlobalOptions Group Board shall approve, and the Company and any one or more of Sellers shall concurrently with such termination enter into, a definitive agreement, arrangement or understanding, whether conditional or not, providing for the implementation of a Superior Proposal solely with respect to the Company, so long as: (i) Sellers and the Company are not then and have not been in breach of any of their obligations under Section 4.8; (ii) the GlobalOptions Group Board shall have authorized any one or more of Sellers or the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal solely with respect to the Company and Sellers and the Company notify Buyer in writing that the Company and any one or more of Sellers intend to enter into such an agreement describing the material terms of such agreement (including any amendments, supplements or modifications) to such notice; (iii) during the five (5) Business Day period following Buyer’s receipt of such notice, (A) Sellers and the Company shall have offered to negotiate with (and, if accepted, negotiated with), and shall have caused their respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiated with) Buyer to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would make this revised Agreement more favorable from a financial point of view to the stockholders of GlobalOptions Group than the noticed Superior Proposal to enable Sellers and the Company to proceed with the transactions contemplated by this Agreement, and (B) the GlobalOptions Group Board shall have concluded, after considering the results of such negotiations and the revised proposals made by Buyer, if any, that (i) any Superior Proposal giving rise to such notice continues to be a Superior Proposal and (ii) after consultation with outside legal counsel, that failure to take such deemed Superior Proposal  would result in a breach of the Board’s fiduciary obligations to the stockholders of GlobalOptions Group under applicable law; (iv) such termination occurs within two (2) Business Days following the five (5) Business Day period referred to above; and (v) simultaneously with such termination, Sellers and the Company make the payment required by Section 8.6;

(g)           by Buyer, on the one hand, or Sellers, on the other hand, if any Governmental Entity shall have enacted, issued, promulgated enforced or entered any law that is, in each case, then in effect and is final and nonappealable and has the effect of making the transactions contemplated hereby illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such law to have been enacted, issued, promulgated, enforced or entered; or

(h)           by Sellers, on the one hand, or Buyer, on the other hand, if, at the Special Meeting (including any adjournment thereof), GlobalOptions Group Stockholder Approval is not obtained.

In the event of termination by Buyer or Sellers pursuant to this Section 7.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other parties.

7.2           Effect of Termination.  In the event of termination of this Agreement by either Buyer or Sellers as provided above, this Agreement shall forthwith terminate and have no further force and effect, except that (a) the covenants and agreements set forth in Sections 7.2 (Effect of Termination), 8.6 (Expenses; Fees), 8.10 (Confidentiality) and Article IX (Miscellaneous) shall survive such termination indefinitely and (b) nothing in Section 7.1 or this Section 7.2 shall relieve or otherwise limit the liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) of any party hereto for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud, willful misconduct or bad faith by any party and/or obligations under the Identification provisions of this Agreement.

7.3           Waiver.  At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1           Survival of Representations and Warranties.  The representations and warranties in this Agreement and the Schedules and Exhibit attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing for a period ending on the later of (i) December 31, 2011 or (ii) the date that GlobalOptions Group distributes all of its tangible assets to its shareholders, at which time such representations and warranties shall expire and become null and void, provided that any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). Notwithstanding the foregoing, the representations and warranties in this Agreement and the Schedules and Exhibit attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall not survive past April 15, 2012.

8.2           Indemnification.

(a)           Indemnification by Sellers.  Sellers, jointly and severally, shall indemnify Buyer and its Affiliates (including the Company after the Closing), stockholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns (collectively, the “Buyer Parties”) and save and hold each of them harmless to the full extent authorized or permitted under Applicable Laws, as now or hereafter in effect, against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, investigation, inquiry, arbitration, litigation, proceeding, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, the “Losses”), which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by the Company or Sellers of any representation or warranty made by the Company or Sellers in this Agreement or any of the Schedules or Exhibit attached hereto, or in any of the certificates or other instruments or documents furnished by the Company or Sellers pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Company or Sellers under this Agreement or any of the Schedules and Exhibit attached hereto; (iii) any and all Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date as determined in accordance with Section 8.11 hereof; provided that Sellers shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to One Hundred Thousand U.S. Dollars ($100,000) (the “Basket”) and then for all of the Losses in excess of the amount of the Basket; and provided further that Sellers’ aggregate liability under clause (i) above (other than with respect to the Seller Fundamental Sections), shall in no event exceed 75% of the Cash Purchase Price (the “Cap”).

(b)           Indemnification by Buyer.  Buyer shall indemnify Sellers and their Affiliates, stockholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns (collectively, the “Seller Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Parties as and when incurred for any Losses which any such Seller Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by Buyer of any representation or warranty made by Buyer in this Agreement or any of the Schedules or Exhibit attached hereto, or in any of the certificates or other instruments or documents furnished by Buyer pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement or any of the Schedules and Exhibit attached hereto; provided that Buyer shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Basket and then for all of the Losses in excess of the amount of the Basket; and provided further that Buyer’s aggregate liability under clause (i) above (other than with respect to the Buyer Fundamental Sections), shall in no event exceed the Cap.

(c)           Manner of Payment.  Except as otherwise provided herein, any indemnification of Buyer Parties or Seller Parties pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Sellers or Buyer, as the case may be, to an account(s) designated by the applicable Buyer Party or Seller Party, as the case may be, within ten days after the determination thereof.  All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price.  Notwithstanding the foregoing, any indemnification owed to the Buyer Parties pursuant to this Section 8.2, may at the option of the Buyer Parties, be distributed to the Buyer Parties from the Escrowed Funds in accordance with the terms of the Escrow Agreement and/or withheld from any Earnout Payment due the Sellers.

(d)           Defense of Third-Party Claims.

(i)           Any Person making a claim for indemnification under this Section 8.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third-party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent that (and only to the extent that) the Indemnitor is materially prejudiced thereby to the extent that the damages for which the Indemnitor is obligated are to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense.

(ii)           The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (with the approval as to such counsel of the Indemnitor, which approval shall not be unreasonably withheld); provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee).

(iii)           The Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if: (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) the claim involves environmental matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim; (6) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (7) settlement of or an adverse judgment with respect to the third-party claim is likely to establish an adverse precedent to the Indemnitee; or (8) it is not clear that the Indemnitor will bear the entirety of any money damages or amount paid in settlement.

(iv)           If the Indemnitor controls the defense of any such claim, (1) the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, (2) the Indemnitor shall promptly inform the Indemnitee of any settlement offers received and shall inform any third-party claimant that any such settlement offers shall and must be shared with the Indemnitees, and (3) if the Indemnitor receives a settlement offer for an amount less than the Cap (which the Indemnitee is willing to accept) and the Indemnitor chooses not to accept such offer, then the Cap shall not apply to such claim.

8.3           Mutual Assistance.  Buyer, the Company and Sellers agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company and Buyer in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

8.4           Non-Competition; Non-Solicitation.

(a)           In consideration of the Purchase Price to be received from Buyer under this Agreement (or in the case of Harvey W. Schiller and Jeffrey O. Nyweide, to be received from Sellers subsequent to Closing), Sellers agree that, for a period of two (2) years after the Closing Date, none of Harvey W. Schiller, Jeffrey O. Nyweide, Sellers or any entity controlled by the Sellers (collectively the “Restricted Persons”) shall directly or indirectly, do any of the following:

(i)           engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any individual or entity engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the Company, the Buyer, and/or their respective Affiliates anywhere in the United States, provided, however, the Restricted Persons may passively invest in, or own up to, two percent (2%) of any such entity;

(ii)           induce or attempt to induce any employee of the Company (or any other employee or consultant of the Buyer and/or its Affiliates) to leave the employ of the Company and/or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee or consultant, any such employee of the Company (or any other employee or consultant of the Buyer and/or its Affiliates); provided, however, the Restricted Persons are not prohibited from (A) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (B) hiring unsolicited persons that contact the Restricted Persons for employment; or

(iii)           (A) induce or attempt to induce any Person that was a customer of the Company at any time during the one (1) year period preceding the Closing Date to cease doing business with the Company, the Buyer and/or any of their respective Affiliates, and/or (B) in any way interfere with the relationship between the Company, the Buyer and/or any of their respective Affiliates and any such customer, and/or (C) solicit the business of any such customer of the Company, the Buyer and/or any of their respective affiliates in any manner whatsoever.

Notwithstanding anything contained in this Section 8.4(a) to the contrary:

(1)           Sellers may continue to operate the businesses in which the Sellers’ “Crisis Management and Preparedness Services” and “Fraud and SIU Services” business units operate as of the Closing Date provided that (A) such business units do not compete with any products or services offered by the Company and (B) Sellers comply with and enforce against Harvey W. Schiller and Jeffrey O. Nyweide the provisions of Sections 8.4(a)(ii) and 8.4(a)(iii).  For purposes of this Agreement, (X) “Crisis Management and Preparedness Services” means strategic advice, recovery services, and planning, prevention and other consulting services related thereto for governments, universities, hospitals and companies in connection with disaster mitigation, continuity of operations, and emergency management, and (Y) “Fraud and SIU Services” means anti-fraud services and resources, including the promotion of operational efficiencies and the web-based GlobalTrak platform, for insurance carriers, third-party administrators, law firms, companies, and the public sector.

(2)           If Sellers (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such entity, or (b) transfers or conveys any or all of its properties and assets to any Person and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such entity, then, none of the provisions of this Section 8.4(a) shall be applicable to such acquiring entity.

(b)           Each of Sellers, on the one hand, and Buyer, on the other, acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Company to the Buyer and the Sellers’ Crisis Management and Preparedness Services and Fraud and SIU Services business units to Sellers, and to prevent any unfair advantage being conferred upon Sellers on the one hand, and Buyer on the other. If any of the covenants set forth in this Section 8.4 are held to be unreasonable, arbitrary or against public policy, the restrictive time period herein will be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein will be deemed to comprise the largest territory permissible by law under the circumstances.

(c)           After the Closing, Parent and Seller shall strictly enforce for the benefit of Buyer all agreements between Sellers, on the one hand, and any Employee or consultant (including former employees and consultants) of the Company or the Sellers with respect to the Company, on the other, including without limitation (i) all agreements with Howard Safir and Adam Safir, copies of which have been provided to the Buyer and (ii) the provisions of Section 8.4(a) of this Agreement.  In the event that Sellers fail to comply with the provisions of the foregoing sentence, Buyer shall be entitled to strictly enforce such agreements, standing in the name and place of Parent or Seller, as applicable, it being the express intention of the parties that this Section 8.4 shall relieve Buyer of any cost, expense, loss or liability of any kind whatsoever with respect to any claims or other matters arising out of or connected with Seller’s employment or engagement of the Employees and consultants of the Company.

(d)           Sellers, on the one hand, and Buyer, on the other, each acknowledge and agree that any violation of any of the provisions of this Section 8.4 will result in irreparable damage to the Buyer, on the one hand, and the Sellers, on the other, and that, in addition to any other remedies available to the Buyer, one the one hand, and the Sellers, on the other, the Buyer or the Sellers, as the case may be, shall be entitled to immediate injunctive or other equitable relief to enforce the provisions of this Agreement without the necessity of posting a bond or other security and without being required to demonstrate the insufficiency of monetary damages.  In the event that the Buyer, on the one hand, or the Sellers, on the other, must retain counsel or take any legal action to enforce its rights hereunder, the Sellers or Buyer, as the case may be, shall be responsible for all reasonable attorneys’ fees and costs incurred by the Buyer or the Sellers, as the case may be.

8.5           Press Release and Announcements.  Buyer, on the one hand, and Sellers and the Company, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable law, rules or regulations of the SEC or the requirements of The NASDAQ Stock Market LLC applicable to GlobalOptions Group, in which case the issuing party shall use reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

8.6           Expenses; Fees.

(a)           Except as otherwise provided herein, Sellers (on behalf of themselves and the Company) and Buyer shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby.  Sellers and the Company shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds 2.5% (or in the case of a Superior Proposal from a Previous Solicitor, 3.75%) of the Cash Purchase Price plus the maximum Earnout Payment and in addition will pay to the Buyer  the amount of all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to the Buyer), not to exceed Three Hundred Thousand U.S. Dollars ($300,000), incurred by Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and/or performance of this Agreement and all other matters related to the consummation of the transactions contemplated hereby (the 2.5% fee (or in the case of a Superior Proposal from a Previous Solicitor, 3.75%)) plus the foregoing expenses (not to exceed Three Hundred Thousand U.S. Dollars ($300,000)) are collectively referred to in this Agreement as the “Termination Fee”):  (i) if this Agreement is terminated by GlobalOptions Group pursuant to Section 7.1(f), in which case payment shall be made concurrently with such termination; (ii) if this Agreement is terminated by Buyer pursuant to (x) Section 7.1(b) as a result of a material or willful misrepresentation or breach of representation, warranty or covenant by Sellers and/or the Company, it being understood and agreed, without limitation, that any breach of the covenants of Sellers and the Company in Section 4.8 constitutes a material breach or (y) Section 7.1(e), in either case payment shall be made within two (2) Business Days of such termination; and/or (iii) if (A) a Takeover Proposal shall have been made or proposed to GlobalOptions Group or its stockholders or publicly announced (whether or not conditional and whether or not withdrawn) and (B) this Agreement is terminated by Buyer pursuant to Section 7.1(b) or Section 7.1(e), in which case payment shall be made within two (2) Business Days of such termination.  Notwithstanding anything to the contrary in this Agreement, the Buyer’s right to receive the Termination Fee shall be the Buyer’s sole and exclusive remedy against the Company or the Sellers or any of their respective affiliates, members, directors, officers, employees, agents or other representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the Termination Fee, and, upon payment of the Termination Fee, none of the Company or the Sellers or their respective affiliates, members, directors, officers, employees, agents or other representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(b)           The Company and the Sellers acknowledge that (i) the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements the Buyer would not have entered into this Agreement.  Accordingly, if Sellers fail to pay when due any amounts required to be paid by them pursuant to this Section 8.6 and, in order to obtain such payment, Buyer commences a legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding which results in a judgment against Sellers and/or the Company for such amounts, then in addition to the amount of such judgment, Sellers and the Company shall pay to Buyer an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Buyer in connection with such legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

8.7           Access to Records.

(a)           Between the date of this Agreement and the Closing Date, and upon reasonable advance notice from Buyer, Sellers shall (i) afford Buyer and its representatives full and free access, during normal business hours, to Sellers’ management personnel offices, properties offices, and books and records, as each of the foregoing relates to the Company, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers, (ii) furnish Buyer with copies of all such records and data relating to the Company as Buyer may reasonably request, and (iii) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Company.

(b)           For a period of four (4)  years after the date of this Agreement (i) Sellers shall preserve those of Sellers’ books and records relating to the Company as are not delivered to Buyer hereunder and shall make available to Buyer for inspection and copying such books and records as reasonably required by Buyer for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms; and (ii) Buyer shall preserve those of Sellers’ books and records as are delivered to Buyer hereunder and shall make available to Sellers for inspection and copying such books and records as reasonably required by them for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms. In the event of any dissolution or liquidation of the business of Sellers, Sellers shall deliver to Buyer all books and records relating to the Company.

(c)           For a period ending on the later of (i) one (1) year after the Closing Date and (ii) the date that Sellers timely file all 2010 federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Company (subject to one six (6) month extension by either Seller commensurate with such Seller’s right to extend the filing deadline for such tax returns and tax reports), and in all cases upon reasonable advance notice from such Seller, Buyer shall make available to Sellers, upon Sellers’ reasonable request and in all cases at times reasonable to Buyer, certain employees of the Company or Buyer to assist Sellers in the completion of certain audits, tax filings and other regulatory filings; provided, however, that in no event shall Buyer be obligated to make an employee available to Sellers if, as reasonably determined by Buyer, such availability would interfere with such employee’s ability to perform his or her duties to Buyer.

8.8           Jurisdiction; Venue.  All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court.  The parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.8 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

8.9           Further Assurances.  In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further lawful action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request.  Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.  Sellers, on the one hand, and the Company and Buyer, on the other hand, shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company and its Affiliates, on the one hand, and Sellers, on the other hand, at any time after the date of this Agreement as were maintained with the Company and its Affiliates prior to the date of this Agreement, on the one hand, and of Sellers, on the other hand.

8.10           Confidentiality.  Each of Sellers and the Company, on the one hand, and Buyer, on the other, agrees not to disclose or use at any time (and such Person shall cause each of its Subsidiaries and Affiliates not to use or disclose at any time) any Confidential Information or any confidential information relating to the remaining businesses of Sellers, as the case may be.  Each of Sellers and the Company, on the one hand, and Buyer, on the other hand, further agrees to take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard such Confidential Information and such confidential information related to the remaining business of Sellers, as the case may be, and to protect it against disclosure, misuse, espionage, loss and theft.  In the event that Sellers or the Company, on the one hand, or Buyer, on the other hand, or any of their respective Subsidiaries or Affiliates is required by law to disclose any Confidential Information or the confidential information related to Sellers’ remaining business, as the case may be, Sellers and the Company, on the one hand, and Buyer, on the other hand, shall promptly notify Buyer or Sellers, as the case may be, in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall cooperate with Buyer or Sellers, as the case may be, to preserve the confidentiality of such information consistent with applicable law.

8.11           Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  Sellers shall prepare or cause to be prepared and file or cause to be filed (and pay all applicable taxes thereon) all Tax Returns for the Company for all periods ending on or prior to the Closing Date or for which the date of measurement for such Tax occurs on or prior to the Closing Date which are filed after the Closing Date and shall cause all income of the Company (including, without limitation, deferred items triggered into income under Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) to be included in the consolidated income Tax Return of the Affiliated Group of which the Company is a member and any state, local or foreign unitary, combined or consolidated Tax Return.  All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to the Company.  Sellers shall deliver copies of such filed Tax Returns to Buyer promptly after filing thereof.  Sellers shall reimburse Buyer for any Taxes of the Company with respect to such periods at least ten (10) days prior to any payment by Buyer or the Company of such Taxes to the extent such Taxes are not accrued and used to reduce the Purchase Price.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Returns”).  Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing.  Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Pre-Closing Taxes.”  Sellers shall pay to Buyer an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns, to the extent such Taxes are not accrued as a current liability and used to reduce the Purchase Price at least ten (10) days before Buyer is required to pay or cause the Company to pay the related Tax liability.  If the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business (Eastern time) on the Closing Date; provided, however that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c)           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such similar type Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other similar type Taxes and fees.

(d)           Cooperation on Tax Matters.

(i)           Sellers, the Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.11 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers shall allow Buyer to take possession of such books and records.

(ii)           Buyer shall have the right to participate in any Tax proceeding related to a Pre-Closing Tax of the Company which may have the effect of materially increasing the Company’s Tax liability for any Tax period ending after the Closing Date, and Sellers shall not settle or compromise any such proceeding without Buyer’s prior written consent; provided however, Buyer hereby agree to consent if Sellers fully indemnify Buyer for any material increase in Buyer’s or the Company’s Tax liability.

(iii)           Buyer and Sellers further agree, upon request by the other, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iv)           Without the prior written consent (which shall not be unreasonably withheld) of Buyer, neither Sellers nor the Company shall make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, grant a power of attorney with respect to any Tax claim or assessment relating to the Company, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, Buyer or any Affiliate of Buyer in any material way.

(e)           In the event that any of Sellers, Buyer or the Company receives written notice of any federal, state, local or foreign Tax examination claim, settlement, proposed adjustment or related matter that may affect in any way the liability of Sellers, Buyer, or the Company, such Seller, Buyer or Company, as applicable, shall within ten (10) days notify the other parties hereto in writing thereof; provided, however, that any failure to give such notice shall not reduce a party’s right to indemnification under this Agreement except to the extent of actual damage incurred by the other parties as a result of such failure.

(f)           Section 338(h)(10) Election.

(i)           If Buyer so notifies Sellers at or within ten (10) days following the receipt by the Buyer of all 2009 Tax Return with respect to the Company, the Buyer and the Parent shall jointly make a timely election under Section 338(h)(10) of the Code (and any comparable election under state or local Law) (the “338(h)(10) Elections”) on Forms 8023 with respect to the acquisition of the Company by the Buyer. The Buyer and the Sellers shall cooperate fully with each other in the making of the 338(h)(10) Elections. The Buyer shall be responsible for the preparation and filing of all Tax Returns and information forms, including without limitation, IRS Forms 8883 and 8594 (the “Section 338 Forms”) required under applicable law to be filed in connection with making the 338(h)(10) Elections. The Sellers shall deliver to the Buyer within a reasonable time prior to the date the Section 338 Forms are required to be filed, such documents and other forms as are reasonably required by the Buyer to properly complete the Section 338 Forms. The Buyer shall prepare a complete set of Section 338 Forms and any additional data or materials required to be attached to the Section 338 Forms for the Sellers’ review and approval, provided that the Sellers shall not unreasonably withhold such approval.  Within three business days of the receipt of Sellers’ approval and delivery of the foregoing Section 338 Forms and the Sellers’ approval of the allocation schedule described in Section 8.11(f)(ii) below, the Buyer shall deliver to the Sellers the 338(h)(10) Payment.  Notwithstanding anything to the contrary contained herein, in no event shall the 338(h) payment be payable to the Sellers prior to the Closing.

(ii)           If the 338(h)(10) Elections are made, the Buyer and the Sellers shall allocate the Purchase Price and any other amounts required by the Code or Treasury Regulations to be allocated in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. The Buyer shall provide to the Sellers an allocation schedule for the Sellers’ review and approval, provided that the Sellers shall not unreasonably withhold such approval.  Such allocation shall be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and all Tax Returns (including amended Tax Returns and claims for refund) and information reports shall be filed in a manner consistent with such allocation in connection with the 338(h)(10) Elections.

8.12           Use of Names.  Each Seller agrees that from and after the Closing it will not use any name used by the Company (or any name deceptively similar to such names in any business enterprise or in any commercial relationship) and Buyer agrees that from and after the Closing it will not use any name used by Sellers (or any name deceptively similar to such names in any business enterprise or in any commercial relationship).

8.13           Wrong Pocket.  Sellers shall promptly forward to Buyer any and all proceeds from accounts receivable or other payments relating to the Company that are received by Sellers or their Affiliates following the Closing Date. Sellers shall (i) provide Buyer with a daily report, in writing, of all funds received by Sellers as payment for any  accounts receivable or other payments relating to the Company after the Closing, and (ii) promptly upon the receipt by Seller of good funds (i.e. upon funds clearing Parent’s or Seller’s lock-box or other applicable bank account), but no less frequently than each Friday (or other mutually agreed day each week) following the Closing Date (or next Business Day, in the event a such mutually agreed day is not a Business Day), remit all such payments to the Company by wire transfer.

ARTICLE IX

MISCELLANEOUS

9.1           Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon Buyer, the Company or Sellers only if such amendment or waiver is set forth in a writing executed by Buyer, the Company or Sellers, as the case may be.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy or email (with hard copy to follow), (ii) one (1) day after being sent by reputable overnight express courier (charges prepaid) or (iii) five (5) days following mailing by certified or registered mail (postage prepaid and return receipt requested).  Unless another address is specified in writing, notices, demands and communications to Sellers, the Company and Buyer shall be sent to the addresses indicated below:

Notices to the Company (prior to the Closing) and Sellers:

GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, New York 10019
Telecopy : 212-445-0053
Attn:	Harvey W. Schiller, Ph.D., CEO and Chairman
Email:	HSchiller@globaloptionsgroup.com

with a copy to (which shall not constitute notice to the Company or Sellers):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022
Attn:	Robert Friedman
Jonathan Deblinger
Telecopy: (212) 451-2222
Email:	rfriedman@olshanlaw.com
jdeblinger@olshanlaw.com

Notices to the Company (after the Closing) and Buyer :

3DRS International, Ltd.
Attn:	Stephen Maloney
1185 Avenue of the Americas, Suite 1750
New York, NY  10036
Telecopy: 212-205-4199
Email:	smaloney@3drsadvisors.com

with a copy to (which shall not constitute notice to the Company or Buyer):

Anthony M. Collura, P.C.
Attn:	Anthony M. Collura
629 Fifth Avenue
Suite 300, Pelham, NY 10803
Telecopy: 914 355 2379
Email:acollura@colluralaw.com

9.3           Successors and Assigns.  This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.  Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.  Notwithstanding the foregoing, Buyer shall be permitted to assign all of its rights under this Agreement (including but not limited to its right to purchase the Equity Interests) and to delegate its obligations this Agreement to any of its Affiliates prior to the Closing without the consent of the Sellers or the Company.  Buyer and, following the Closing, the Company, may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security, and Sellers shall execute any reasonable documentation requested by Buyer (or such lenders) in connection therewith.

9.4           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5           Interpretation.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto, are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibit hereto shall be enforced and construed as if no caption or heading had been used herein or therein.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.  The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.6           No Third-Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement; such third parties specifically including employees and creditors of the Company.

9.7           Complete Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including without limitation that certain Letter of Intent, accepted by GlobalOptions Group on June 4, 2010 (as amended from time to time), by and among Buyer and GlobalOptions Group.

9.8           Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

9.9           Delivery by Facsimile or Electronic Means.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by other electronic means (including .pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or by other electronic means (including .pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by other electronic means (including .pdf) as a defense to the formation of a contract and each such party forever waives any such defense.

9.10           Governing Law; Waiver of Jury Trial.

(a)           ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTIONS) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTIONS OTHER THAN THE STATE OF DELAWARE.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT, OR THE UNITED STATES DISTRICT COURT, SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE SITTING IN THE COUNTY OF NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT LEGALLY POSSIBLE, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

9.11           Schedules.  Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself.

*           *           *           *           *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

BUYER

LSR ACQUISITION CORP.

By:	/s/ Stephen G. Maloney
Name:	Stephen G. Maloney
Title:	Executive Vice President

SELLERS

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller
Title:	Chairman and Chief Executive Officer

GLOBALOPTIONS, INC.

By:	/s/ Jeffrey O. Nyweide
Name:	Jeffrey O. Nyweide
Title:	Chief Financial Officer

COMPANY

THE BODE TECHNOLOGY GROUP, INC.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller
Title:	Chairman